Exhibit 2.1

CONTRIBUTION AGREEMENT

DATED OCTOBER 26, 2006

AMONG

PLATINUM RESEARCH ORGANIZATION L.P.

('PLATINUM'),

THE LIMITED PARTNERS OF PLATINUM
AND

THE SOLE STOCKHOLDER OF PLATINUM'S GENERAL PARTNER

(THE 'PRO TRANSFERORS') ,

STEVE DRAYTON, ON BEHALF OF CERTAIN OTHER INVESTORS IN NORTHTECH

(THE ' INVESTOR REPRESENTATIVE')

AND

NORTHTECH CORPORATION

('NORTHTECH')

CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT (this 'Agreement'), dated as of October ____, 2006, among NorthTech Corporation, a company organized and existing under the laws of Nevada ('NorthTech'), Platinum Research Organization L.P., a limited partnership organized and existing under the laws of Texas ('Platinum'), Lubrication Partners, a joint venture ('GP Transferor') and sole shareholder of Platinum IP Management, Inc., a company organized and existing under the laws of Texas and the general partner of Platinum ('PRO GP'), each person holding a limited partnership interest in Platinum (each, a 'Limited Partner') (each Limited Partner and GP Transferor, a 'PRO Transferor' and collectively, the 'PRO Transferors'), and John T. (Cork) Jaeger as the representative of all PRO Transferors (the 'PRO Transferor Representative'), and Steve Drayton as the representative (the 'Investor Representative') of all individuals who invest in NorthTech (other than the PRO Transferors) (the 'Investors') and who have agreed to be bound by the terms of this Agreement and have appointed Steve Drayton as their representative for purposes of this Agreement, in each case pursuant to a subscription agreement.

     WHEREAS, GP Transferor owns all of the capital stock of PRO GP, and PRO GP is the sole general partner in Platinum;

     WHEREAS, the Limited Partners collectively own all of the limited partnership interests in Platinum;

     WHEREAS, (i) GP Transferor desires to contribute all of the capital stock of PRO GP (the 'PRO GP Capital Stock') to NorthTech, (ii) the Limited Partners desire to contribute all of the outstanding limited partner partnership interests of Platinum (collectively, the 'Partnership Interests' and together with the PRO GP Capital Stock, the 'Interests'), (iii) the Investors desire to contribute cash to NorthTech, and (iv) certain warrant holders desire to exercise warrants, and in each case NorthTech desires to issue shares of capital stock in NorthTech to the PRO Transferors, the Investors and the warrant holders in exchange for their respective contributions, all in a transaction intended to qualify under Section 351 of the Code, all on the terms and conditions hereinafter set forth; and

     WHEREAS, the definitions of certain defined terms used herein are set forth in Exhibit A hereto.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
CONTRIBUTION OF INTERESTS

     1.1       Contribution and Issuance.

          (a)      Contribution of Interests. Upon the terms and subject to the conditions set forth in this Agreement, (i) GP Transferor shall contribute to NorthTech, and NorthTech shall accept from GP Transferor, the PRO GP Capital Stock, free and clear of all Liens, (ii) each Limited Partner shall contribute to NorthTech, and NorthTech shall accept from such Limited Partner, the Partnership Interests held by such Limited Partner, free and clear of all Liens, and (iii) each Investor shall contribute to NorthTech, and NorthTech shall accept from each Investor, cash in an amount as set out in each individual subscription agreement (which in the aggregate with all other Investors shall be no less than $4,500,000) (the 'Cash'), in exchange for the issuance of the Closing Shares (as defined below).

          (b)      Issuance of Closing Shares in Exchange for Interests and Cash. In consideration of (i) the Limited Partners contribution of the Partnership Interests to NorthTech, (ii) the GP Transferor's contribution of the PRO GP Capital Stock to NorthTech, and (iii) the Investors contribution of the Cash to NorthTech (collectively, the 'Consideration'), NorthTech agrees to issue to (A) the PRO Transferors  55,000,000 unregistered shares of common stock of NorthTech, and (B) the Investors shares of the Preferred Stock (as herein so called) and the Investor Warrants which will represent, when taken together with the issued and outstanding shares of common stock held by existing shareholders of NorthTech, 47,500,000 shares of common stock on an as-converted and fully-diluted basis (collectively, the 'Closing

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Shares'). The number of shares to be issued by NorthTech in each case is set forth opposite each PRO Transferor's and Investor's name, respectively, on Exhibit D. This arms-length price was negotiated by the parties.

          (c)      Tax-Free Exchange under Section 351 of the Code. NorthTech, PRO Transferors and the Investors agree that the transactions described in this Agreement are intended to be characterized as a tax-free transaction under Section 351 of the Code.

     1.2 Closing. Unless the parties hereto shall agree in writing upon a different location, time or date, the closing of the contribution of the Interests and the Cash, and issuance of the Closing Shares (the 'Closing') shall take place at the offices of Hallett & Perrin, P.C., 2001 Bryan Street, Suite 3900, Dallas, Texas 75201, at 11:00 a.m. (Central Standard Time) on the 10th Business Day following the satisfaction or waiver (by the applicable party) of the conditions required to be satisfied or waived pursuant to Articles 6 and 7 hereof (other than those requiring the delivery of a certificate or other document, or the taking of other action, at the Closing), but in no event later than the Outside Date. The term 'Closing Date' means the date and time at which the Closing occurs.

     1.3 Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:

          (a)       GP Transferor shall deliver or cause to be delivered to NorthTech (i) stock certificate(s) representing the PRO GP Capital Stock accompanied with the appropriate endorsement(s) or stock power(s) duly executed by GP Transferor in blank, (ii) the applicable Closing Certificate described in Section 8.1(a)(iii), (iii) the applicable secretary's certificate described in Section 8.1(c), (iv) a Release Agreement duly executed by GP Transferor, and (v) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by NorthTech pursuant to this Agreement to be delivered by GP Transferor to NorthTech at the Closing.

          (b)      Each Limited Partner shall deliver or cause to be delivered to NorthTech (i) an Assignment and Assumption Agreement with respect to all of the Partnership Interests duly executed by such Limited Partner, (ii) the applicable Closing Certificate described in Section 8.1(a)(iii), (iii) a Release Agreement duly executed by such Limited Partner, and (iv) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by NorthTech pursuant to this Agreement to be delivered by such Limited Partner to NorthTech at the Closing.

          (c)      Each Investor shall deliver or cause to be delivered to NorthTech (i) the Cash that is to be contributed by such Investor as set out in each individual subscription agreement, and (ii) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by NorthTech pursuant to this Agreement to be delivered by such Investor to NorthTech at the Closing.

          (d)      Platinum shall deliver or cause to be delivered to NorthTech (i) the applicable Closing Certificate described in Section 8.1(a)(iii), (ii) the applicable certificate of existence described in Section 7.1(c), (iii) the releases and satisfactions described in Section 7.1(e), and (iv) all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by NorthTech pursuant to this Agreement to be delivered by Platinum to NorthTech at the Closing.

          (e)      The PRO Transferor Representative shall deliver or cause to be delivered to NorthTech all Ancillary Agreements, including but not limited to the Registration Rights Agreement, the Voting Agreement and the Lock-Up Agreement, to which any PRO Transferor or the PRO Transferor Representative is contemplated by this Agreement to be a party or signatory, duly executed by such Person, to the extent not otherwise delivered as provided in this Section 1.3.

          (f)      NorthTech shall (i) accept the Interests from the PRO Transferors and the Cash from the Investors, (ii) deliver the Closing Shares as provided in Section 1.1(b), (iii) deliver the Assignment and Assumption Agreements duly executed by NorthTech, (iv) deliver the applicable secretary's certificate described in Section 7.1(c) and Section 9.1(c), and (v) deliver to the PRO Transferor Representative and the Investors all certificates and other instruments, agreements and documents which are expressly required or reasonably requested by the PRO Transferor Representative and/or the Investors pursuant to this

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Agreement to be delivered by NorthTech to such PRO Transferor Representative and Investors at the Closing.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES REGARDING THE PRO TRANSFERORS

     Each PRO Transferor, severally but not jointly and with respect to such PRO Transferor only (and not with respect to any other PRO Transferor), represents and warrants to NorthTech as follows:

     2.1 Organization and Good Standing of Certain PRO Transferors. Each PRO Transferor (other than any individual) is a partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Each PRO Transferor has previously made available to NorthTech complete and correct copies of the partnership agreements or limited liability company agreements and certificates of limited partnership or articles of organization, as the case may be, of such PRO Transferor, as presently in effect.

     2.2 Authority. Each PRO Transferor (other than any Limited Partner that is an individual) has the requisite partnership or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each PRO Transferor (other than any Limited Partner that is an individual) of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, the performance by such PRO Transferor of its obligations hereunder and thereunder and the consummation by such PRO Transferor of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership or limited liability company action (including, if necessary, partner or member approval) on the part of such PRO Transferor. This Agreement has been duly executed and delivered by each PRO Transferor and, at the Closing, the Ancillary Agreements to which such PRO Transferor is a party will be duly executed and delivered by such PRO Transferor. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which each PRO Transferor is a party will constitute, the valid and binding obligations of such PRO Transferor, enforceable against such PRO Transferor in accordance with their respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     2.3 Ownership of Interests.

          (a)      GP Transferor is the sole record and beneficial owner of the PRO GP Capital Stock, free and clear of all Liens.

          (b)      Each Limited Partner is the sole record and beneficial owner of that number of Partnership Interests as is set forth opposite such Limited Partner's name in Section 2.3(b) of the Disclosure Letter, free and clear of all Liens.

     2.4      No Conflict. Except as set forth in Section 2.4 of the Disclosure Letter, the execution and delivery by each PRO Transferor of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party do not, and the performance by such PRO Transferor of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party and the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or by-laws or certificate of formation or limited liability company agreement (or any similar organizational instrument) of such PRO Transferor (other than any PRO Transferor who is an Individual), (ii) to the Knowledge of each PRO Transferor, violate any Law, Permit or Order applicable to such PRO Transferor, or any of its assets, properties or businesses (including the Interests owned by such PRO Transferor), except for such violations, if any, that when taken together with all other such violations would not be reasonably likely to have, in the aggregate, a Material Adverse Effect on the ability of such PRO Transferor to perform its

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obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it will be a party at the Closing, (iii) to the Knowledge of each PRO Transferor, result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent or notice under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any oral or written contract, agreement, commitment or understanding, to which such PRO Transferor is a party or is bound, except for such breaches, defaults or failures to obtain consent or give notice, if any, that when taken together with all other such breaches, defaults or failures would not be reasonably likely to have, in the aggregate, a Material Adverse Effect on the ability of such PRO Transferor to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it will be a party at the Closing, or (iv) result in the creation of any Lien on the Interests.

     2.5 Consents and Approvals. To the Knowledge of each PRO Transferor, the execution and delivery by such PRO Transferor of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, do not, and the performance by such PRO Transferor of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party and the consummation by such PRO Transferor of the transactions contemplated hereby and thereby, do not and will not, require any Governmental Authorization or order of, action by, filing with or notification of, any Governmental Authority, or for the Governmental Authorizations set forth in Section 2.5 of the Disclosure Letter.

     2.6 Brokers. Except as set forth in Section 2.6 of the Disclosure Letter, no PRO Transferor nor any of its directors, officers, employees or Affiliates has employed any broker, investment bank or finder or has incurred or will incur any broker's, investment banking, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

2.7 Acquisition of Closing Shares for Investment. Each PRO Transferor is acquiring its Closing Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof. Each PRO Transferor agrees that its Closing Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except (i) pursuant to an exemption from such registration available under the Securities Act and (ii) in accordance with any applicable provisions of state securities laws.

     2.8 Litigation. Except as set forth in Section 2.8 of the Disclosure Letter, there is no suit, action, arbitration, demand, claim, dispute, investigation or proceeding pending or, to the Knowledge of each PRO Transferor, threatened, against the Interests held by such PRO Transferor; nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against any PRO Transferor solely with respect to its ownership of the Interests. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against any PRO Transferor with respect to its ownership of the Interests purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or any documents contemplated thereby.

     2.9 Disclosure. To the Knowledge of each PRO Transferor, no representation or warranty by such PRO Transferor in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto by such PRO Transferor contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made by such PRO Transferor, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING PLATINUM

     Platinum represents and warrants to NorthTech as follows:

     3.1 Organization and Good Standing of Platinum; Authority of Platinum.

          (a)      Platinum is duly registered and validly existing as a limited partnership under the laws of the State of Texas. Platinum has the requisite partnership power and authority to own, operate and lease the

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properties and assets now owned, operated or leased by it and to carry on its business as now being conducted and as contemplated to be conducted. Platinum is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required, except for such failures to be qualified and in good standing, if any, that when taken together with all other such failures would not be reasonably likely to have, in the aggregate, a Material Adverse Effect. Platinum has previously made available to NorthTech complete and correct copies of the partnership agreements and certificates of limited partnership of Platinum, as presently in effect.

          (b)      Platinum has the requisite partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Platinum of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, the performance by Platinum of its obligations hereunder and thereunder and the consummation by Platinum of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership action (including, if necessary, partner approval) on the part of Platinum. This Agreement has been duly executed and delivered by Platinum and, at the Closing, the Ancillary Agreements to which Platinum is a party will be duly executed and delivered by Platinum. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which Platinum is a party will constitute, the valid and binding obligations of Platinum, enforceable against Platinum, in accordance with its terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     3.2 Subsidiaries. Set forth in Section 3.2 of the Disclosure Letter is a true and complete list of all of the Subsidiaries of Platinum stating, with respect to each such Subsidiary, its jurisdiction of incorporation or organization, type of entity and ownership percentage. Except for the Subsidiaries listed in Section 3.2 of the Disclosure Letter, Platinum does not own, directly or indirectly, beneficially or of record, or has any operational control over, any capital stock or other equity securities of, or any investment or other interest in any corporation, partnership, limited liability company, joint venture or other entity. Platinum does not have any obligation to acquire any capital stock or other equity securities of, or any obligation to invest in or loan funds to, any corporation, partnership, limited liability company or other Person.

     3.3 Capitalization of Platinum. The Partnership Interests constitute all of the issued and outstanding limited partnership interests in Platinum. GP Transferor is the sole general partner of Platinum. Other than as contemplated hereby, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge, transfer or other disposition of any partnership interest or other equity interest of Platinum or any securities convertible into, or other rights to acquire, any partnership interest or other equity interest of Platinum, (ii) relates to the dividend or voting rights with respect to or control of such partnership interest or other equity interest, (iii) obligates any PRO Transferor or Platinum to grant, offer or enter into any of the foregoing or (iv) except as disclosed in Section 3.3 of the Disclosure Letter, provides for 'phantom' equity, profit participation or similar rights with respect to Platinum. All Partnership Interests are validly issued and freely transferable.

     3.4 No Conflict; Consents and Approvals.

          (a)      The execution, delivery and performance by Platinum of this Agreement and the consummation by Platinum of the transactions contemplated hereby do not (i) violate any provision of Platinum's partnership agreement or certificate of limited partnership, (ii) violate any Law, Permit or Order applicable to Platinum, or any of their respective assets, properties or businesses which violation would reasonably be expected to have a Material Adverse Effect, on the Partnership Interests, (iii) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent or notice under (except as disclosed in Section 3.4(a) of the Disclosure Letter), or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any Material Contract or any material Permit held

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or used by Platinum or (iv) result in the creation of any Lien on any of the assets of Platinum or the Partnership Interests.

          (b)      The execution and delivery by Platinum of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party do not, and the performance by Platinum of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party and the consummation by Platinum of the transactions contemplated hereby and thereby will not, require any Governmental Authorization or order of, action by, filing with or notification of, any Governmental Authority, except (x) for the requirements for the Governmental Authorizations set forth in Section 3.4(b) of the Disclosure Letter.

     3.5 Financial Statements; Undisclosed Liabilities; Information Provided.

          (a)      Platinum has delivered or made available to NorthTech true and complete copies of the audited financial statements of Platinum as of December 31, 2005, December 31, 2004 and December 31, 2003 (collectively, the 'Audited Financial Statements'), and the unaudited financial statements for Platinum for the period ending June 30, 2006 (the '2006 Statements'). The Audited Financial Statements, the 2006 Statements and any audited or unaudited quarterly or annual financial statements to be made available to NorthTech by Platinum following the date of this Agreement shall collectively be referred to herein as the 'Financial Statements'. The Financial Statements are or will be, as the case may be, true and correct and fairly and accurately represent in all material respects the financial matters stated therein. All financial statements included as part of the Financial Statements fairly present or will fairly present, as the case may be, in all material respects, the financial condition of Platinum, as of the dates specified therein and the results of Platinum's operations for the periods specified therein.

          (b)      Platinum does not have any Liabilities required to be disclosed under GAAP except (i) as set forth on Section 3.5(b) of the Disclosure Letter, (ii) Liabilities expressly disclosed or reserved against in the Financial Statements and (iii) Liabilities which arose after June 30, 2006, in the ordinary course of business consistent with past practice. Platinum does not have any Liabilities under any sale-leaseback arrangement, synthetic lease or other off-balance sheet financing devices. None of the employees of Platinum are now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed on the Financial Statements.

          (c)      Except as set forth in Section 3.5(c) of the Disclosure Letter or included in the Financial Statements, none of Platinum's Subsidiaries have any Liabilities.

          (d)      The information supplied, or to be supplied, by or on behalf of Platinum for inclusion in the Form 14A or 14C information statement to be filed with the SEC by NorthTech, such as: the information incorporated in the Description of Platinum's business in the summary section; Management's Discussion and Analysis of Financial Condition and Results of Operations of Platinum; Platinum's information included within the Business Section; and Platinum's Financial Statements; shall not on the date that the information statement is first mailed to the shareholders of NorthTech contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make the statements made in the information statement not false or misleading.

     3.6 Business Since June 30, 2006. Since June 30, 2006 and except as otherwise set forth in Section 3.6 of the Disclosure Letter, (i) Platinum has operated its business in the ordinary course consistent with past practice, and (ii) except in the ordinary course of business there has not been any:

          (a)      change in the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations that could reasonably be expected to constitute a Material Adverse Effect;

          (b)      redemption, repurchase or other acquisition of the Partnership Interests other than for cash or any declaration, setting aside or payment of any non-cash dividend or other non-cash distribution with respect to the Partnership Interests;

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          (c)      increase in or modification of the compensation or benefits payable or to become payable by Platinum to any of its directors, officers, employees or consultants other than as would be permitted under Section 6.7(g);

          (d)      modification of any term of benefits payable under, any Employee Benefit Plan;

          (e)      acquisition or sale of a material amount of property or assets of Platinum, or by Platinum of any property or assets of the PRO Transferors;

          (f)      (i) incurrence, assumption or guarantee by Platinum of any debt for borrowed money; or (ii) issuance by Platinum of any securities;

          (g)      creation or assumption by Platinum of any mortgage, pledge, material security interest or lien or other encumbrance on any asset;

          (h)      making of any loan, advance or capital contribution to or investment in any Person;

          (i)      entering into, amendment of, relinquishment, termination or non-renewal by Platinum of any contract, lease transaction, commitment or other right or obligation;

          (j)      transfer or grant of a right under Platinum's Intellectual Property or any disclosure of any material proprietary information with respect to Platinum's business to any Person which has had or may have a Material Adverse Effect on Platinum;

          (k)      labor dispute or charge of unfair or discriminatory employment or labor practice, any activity or proceeding by a labor union or representative thereof to organize any employees of Platinum or any campaign being conducted to solicit authorization from employees to be represented by such labor union;

          (l)      agreement or arrangement made by Platinum to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made unless otherwise disclosed;

          (m)      change in accounting methods or practices, except as disclosed in the Financial Statements;

          (n)      waiver or release of any right or claim;

          (o)      prepayment by Platinum of any material liabilities or obligations;

          (p)      acceleration, termination, suspension, abrogation, renewal, modification or cancellation of any Permit;

          (q)      termination, renewal, modification or cancellation of any Material Contract other than in the ordinary course of business consistent with past practice, or any acceleration, suspension, or abrogation of any Material Contract;

          (r)      acquisition of all or substantially all of the assets or properties or of the securities or business of any other Person by Platinum or any merger, consolidation or amalgamation involving Platinum;

          (s)      making, changing or revoking of any election concerning Taxes or Tax Returns, change any annual accounting period, change any accounting method, file any amended Tax Returns, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain or apply for any Tax ruling; or

          (t)      agreement by Platinum to do any of the foregoing.

     3.7 Compliance with Law. Platinum and Platinum's Subsidiaries are in compliance in all material respects with all applicable Laws, Permits or Orders. To Platinum's Knowledge, there is currently no investigation or review by a Governmental Authority with respect to Platinum or any of Platinum's

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Subsidiaries pending or threatened, nor has any Governmental Authority notified Platinum, Platinum's Subsidiaries or any PRO Transferor of its intention to conduct the same.

     3.8 Litigation. Except as disclosed in Section 3.8 of the Disclosure Letter, there is no suit, action, arbitration, demand, claim, dispute, investigation or proceeding pending or, to the Knowledge of Platinum, threatened, against either of Platinum or any of Platinum's Subsidiaries; nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Platinum or any of Platinum's Subsidiaries. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against Platinum or Platinum's Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or any documents contemplated thereby.

     3.9 Contracts and Agreements; Defaults.

(a)      Section 3.9(a) of the Disclosure Letter sets forth a list of any of the following written or (except as otherwise specified below) oral contracts, agreements and other instruments (the 'Material Contracts') entered into by Platinum or Platinum's Subsidiaries or by which Platinum or Platinum's Subsidiaries are bound, true and correct copies of each of which (or written summaries, in the case of oral contracts) have been delivered to NorthTech and/or its counsel:

(i)      collective bargaining or similar labor agreements;

(ii)      joint venture contract or agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

(iii)      (x) written contract relating to the employment or engagement of any Person (whether as an employee, consultant or independent contractor) or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other similar Employee Benefit Plan, other than written contracts relating to the engagement of any person as an actor, writer or translator copies of which have been previously provided to NorthTech, and (y) oral contract relating to the employment or engagement of any Person (whether as an employee, consultant or independent contractor) or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other similar Employee Benefit Plan which is not cancelable without penalty within 30 days;

(iv)      indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction or imposing a Lien on any asset;

(v)      lease, conditional sales or other agreement pursuant to which Platinum or Platinum's Subsidiaries leases, has purchased or sold or holds possession of, but not title to, any real or personal property, whether as lessor, lessee, purchaser, PRO Transferor, bailee, pledgee or the like;

(vi)      management, service, consulting or any other similar arrangement, or any non-competition agreement;

(vii)      power of attorney granted by or to Platinum or Platinum's Subsidiaries;

(viii)      contract not entered into in the ordinary course of business consistent with past practice which is not cancelable without penalty within 30 days;

(ix)      sales representative agreements to which Platinum or Platinum's Subsidiaries is a party, regardless of amounts involved;

(x)      any  Contract relating to an acquisition (closed or otherwise) by Platinum or Platinum's Subsidiaries of a business or the capital stock of any Person;

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(xi)      Contracts containing covenants of Platinum or Platinum's Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with Platinum or Platinum's Subsidiaries in any line of business or in any geographical area;

(xii)      any Contract that provides for any party to have first refusal, first offer, 'tag-along' or 'drag-along' rights or obligations with respect to any partnership interest, capital stock or other security of Platinum or Platinum's Subsidiaries ;

(xiii)      any Contract to which Platinum or Platinum's Subsidiaries, on the one hand, and any Related Party of Platinum or Platinum's Subsidiaries, on the other hand, are parties;

(xiv)      any Contract relating to rights, licenses, permissions or privileges with respect to the use, distribution, performance or other exploitation of Intellectual Property to which Platinum or Platinum's Subsidiaries is a party (a 'License Agreement'). Section 3.9(a) of the Disclosure Letter sets forth a true and correct list of all License Agreements; or

(xv)      any agreement which by its terms involves the payment after the Closing Date by or to Platinum or Platinum's Subsidiaries of an amount of $100,000 or more which has not been included within clauses (i) through (xiv) above and any agreement which otherwise involves a commitment by Platinum or Platinum's Subsidiaries which is material to the business of Platinum or Platinum's Subsidiaries.

         (b)      Except as set forth in Section 3.9(b) of the Disclosure Letter or for such breaches, defaults, events or failures to be in full force and effect or validly binding and enforceable as have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (i) neither Platinum nor, to Platinum's Knowledge, any other party to any Material Contract is in breach of or default under any such Material Contract, (ii) no event has occurred which (after notice or lapse of time or both) would become a breach or default by Platinum under any Material Contract, (iii) to Platinum's Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable against Platinum and each other party thereto, in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity), and (iv) Platinum has received or given any written notification asserting a breach or default under any Contract. PRO Transferors have heretofore furnished NorthTech with the consent of any such parties to the transactions contemplated hereby.

     3.10 Employee Benefit Plans.

          (a)      Section 3.10(a) of the Disclosure Letter contains a complete list of all Employee Benefit Plans. The PRO Transferors have delivered to NorthTech and/or its counsel prior to the date hereof true and complete copies of (i) any employment agreements and any procedures and policies relating to the employment of employees of Platinum or Platinum's Subsidiaries and the use of temporary employees and independent contractors by Platinum or Platinum's Subsidiaries (including summaries of any procedures and policies that are unwritten), (ii) all Employee Benefit Plans and related trust agreements, insurance and other contracts, summary plan descriptions and summaries of material modifications and communications distributed to the participants of each Employee Benefit Plan, (iii) the reports which have been filed (or are in fully completed form for filing) for the last 3 years with the IRS and the Department of Labor with respect to each Employee Benefit Plan which is required to make such filing, (iv) the latest determination letter issued for each Employee Benefit Plan and related trust that are intended to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Code, and (v) the latest IRS Form 5300 or 5307 (whichever is applicable) filed with the IRS for each Employee Benefit Plan and related trust that are intended to satisfy the qualification requirements of Sections 401(a) and 501(a) of the Code.

          (b)      Neither Platinum or Platinum's Subsidiaries maintains nor has ever maintained an Employee Benefit Plan subject to Title IV of ERISA. With respect to each Employee Benefit Plan, no party in interest

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or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject Platinum or Platinum's Subsidiaries, or NorthTech, directly or indirectly, to a material tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. No fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.

          (c)      Each Employee Benefit Plan is and has been operated in material compliance with its terms and all applicable laws including, without limitation, the Code and ERISA, and by its terms can be amended and/or terminated at any time. As of the Closing Date, Platinum and Platinum's Subsidiaries shall have made all required contributions under each Employee Benefit Plan for all periods through and including the Closing Date or adequate accruals therefor shall have been provided for and reflected on the Financial Statements. Except as disclosed on Section 3.10(c) of the Disclosure Letter, neither Platinum nor Platinum's Subsidiaries has made a commitment to allocate or make a profit sharing contribution under any Employee Benefit Plan with respect to any plan year commencing or ending in 2004 or 2005.

          (d)      Neither Platinum nor any Platinum Subsidiary has received or is aware of any actions, claims (other than routine claims for benefits), lawsuits or arbitrations pending or, to the Knowledge of Platinum, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and Platinum does not have Knowledge of any facts that could give rise to any such actions, claims, lawsuits or arbitrations. There has not occurred any circumstances by reason of which Platinum or Platinum's Subsidiaries may be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan.

          (e)      No Employee Benefit Plan provides or provided for continuing benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment (except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (collectively, 'COBRA')).

          (f)      Neither Platinum or Platinum's Subsidiaries has ever contributed to, or withdrawn in a partial or complete withdrawal from, any multiemployer plan (as defined in Section 3(37) of ERISA) or incurred contingent liability under Section 4204 of ERISA.

          (g)      Neither Platinum or Platinum's Subsidiaries or any PRO Transferor proposed nor agreed to any increase in benefits under any Employee Benefit Plan (or the creation of new benefits) or change in employee coverage which would increase the expense of maintaining any such Employee Benefit Plan.

          (h)      The consummation of the transactions contemplated by this Agreement will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments) becoming due to any director, officer, employee or consultant of Platinum or Platinum's Subsidiaries, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of Platinum or Platinum's Subsidiaries, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of Platinum or Platinum's Subsidiaries. No Employee Benefit Plan provides benefits or payments contingent upon, triggered by or increased as a result of, a change in the ownership or effective control of Platinum or Platinum's Subsidiaries.

     3.11 Employment-Related Matters.

          (a)      No employees of Platinum are covered by a collective bargaining agreement or similar labor agreement and Platinum is not currently negotiating such an agreement. There is no labor strike, organized work stoppage, lockout or other labor controversy presently pending or, to the Knowledge of Platinum, threatened against Platinum and Platinum has not experienced any labor strike, lockout or organized work stoppage during the last three years. To the Knowledge of Platinum, there is no union organization campaign relating to any employees of Platinum. There is no unfair labor practice charge or complaint or any other similar action, suit, arbitration, proceeding or investigation pending against Platinum or, to the Knowledge of Platinum, threatened before the National Labor Relations Board or any other Governmental

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Authority. No charges with respect to or relating to the employees of Platinum are pending or, to the Knowledge of Platinum, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices.

          (b)      Section 3.11(b) of the Disclosure Letter lists all employees of Platinum and Platinum's Subsidiaries as of the date of this Agreement. Except as provided in Section 3.11(b) of the Disclosure Letter, (i) no person or entity has a written employment, severance or independent contractor agreement with Platinum or Platinum's Subsidiaries, (ii) no person or entity has an oral employment, severance or independent contractor agreement with Platinum or Platinum's Subsidiaries which is not cancelable without penalty within 30 days, and (iii) no 'leased employee' (within the meaning of Section 414(n) or (o) of the Code) performs any material services for Platinum or Platinum's Subsidiaries. PRO Transferors have heretofore furnished NorthTech with a true, correct and complete list of the salaries of all employees of Platinum as of the date of this Agreement.

          (c)      Platinum and Platinum's Subsidiaries are in material compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters.

          (d)      Platinum and Platinum's Subsidiaries have good relations with its employees and, to the Knowledge of Platinum, there are no facts indicating that the consummation of the transactions contemplated hereby will have an adverse effect on such relations, and Platinum has no Knowledge that any of key employees of Platinum or Platinum's Subsidiaries intends to leave their employ.

          (e)      Neither Platinum or Platinum's Subsidiaries is engaged in any unfair labor practice. There is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or threatened against either Platinum or Platinum's Subsidiaries; (ii) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of Platinum, threatened against either Platinum or Platinum's Subsidiaries; (iii) neither Platinum nor Platinum's Subsidiaries is a party to any collective bargaining agreement or contract; (iv) no union representation question existing with respect to the employees of Platinum or Platinum's Subsidiaries; and (v) no union organizing activities are taking place.

     3.12 Taxes.

          (a)      Platinum and Platinum's Subsidiaries have timely filed all Tax Returns which are required to be filed by them, which returns and reports are, to the Knowledge of Platinum, true, correct and complete in all material respects, and has paid timely all Taxes whether or not shown as due on such Tax Returns that they are required to have paid.

          (b)      There are no actions, suits, proceedings, audits, investigations or claims now pending, nor, to the Knowledge of Platinum, proposed against Platinum or Platinum's Subsidiaries (including without limitation, any partnership level administrative or judicial proceedings under Section 6231 et seq. of the Code or any similar provision of state or local law) relating to any Taxes.

          (c)      Platinum has delivered, or made available, to NorthTech complete and correct copies of all Tax Returns, examination reports, and statements of deficiency that have been filed by, assessed against, or agreed to by any of Platinum or Platinum's Subsidiaries, with respect to the activities of any of Platinum or Platinum's Subsidiaries. To the Knowledge of Platinum, no claim has ever been made or proposed by an authority in a jurisdiction where Platinum or Platinum's Subsidiaries does not file Tax Returns that it is or may be required to file Tax Returns in that jurisdiction.

          (d)      There are no Liens on any of the assets of Platinum or Platinum's Subsidiaries, except for any Liens for current Taxes that are not yet due and payable and Permitted Liens.

          (e)      Neither Platinum nor Platinum's Subsidiaries (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which Taxes have not since been paid, (ii) except as set forth in Section 3.12(e) of the Disclosure Letter, has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing

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Date, which Tax Return has since not been filed and any Taxes relating to such Tax Return (whether or not shown on as due on such Tax Return) has not been paid, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter relating to any of Platinum or Platinum's Subsidiaries, or (iv) has been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income or similar Tax Return.

          (f)      Section 3.12(f) of the Disclosure Letter sets forth (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of each of Platinum and Platinum's Subsidiaries and (ii) all of the jurisdictions that impose such Taxes or the duty to file such Tax Returns.

          (g)      Neither Platinum nor Platinum's Subsidiaries has any liability for Taxes of any other Person by reason of contract, agreement (including as a party to a Tax allocation, sharing, or similar agreement), assumption, transferee liability, operation of law, or otherwise.

          (h)      Neither Platinum nor Platinum's Subsidiaries or any other person on behalf of any of them: (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, foreign, or other law; or (ii) has agreed to, or is required to make, any adjustments pursuant to Section 481 or Section 263A of the Code or any similar provision of state, local, foreign, or other law, nor has any Governmental Authority proposed any such adjustments or change in accounting method.

          (i)      Neither Platinum nor Platinum's Subsidiaries has made any payment or payments, is obligated to make any payment or payments, or is a party to (or a participating employer in) any agreement or Employee Benefit Plan that could obligate one of Platinum or Platinum's Subsidiaries to make any payment or payments that would constitute an 'excess parachute payment,' as defined in Section 280G of the Code (or any similar provision of state, local, foreign, or other law) or that would otherwise not be fully deductible under Section 162 or Section 404 of the Code (or any similar provision of state, local, foreign, or other law).

          (j)      Neither Platinum nor Platinum's Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)      Neither Platinum nor Platinum's Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (l)      All Taxes attributable to periods ending on or prior to the Closing Date, to the extent not required to have been paid previously, will be fully and adequately reserved for or accrued as of the Closing Date as a current liability on the respective balance sheets of Platinum, Platinum's Subsidiaries, or both.

          (m)      Since June 30, 2006, neither Platinum nor Platinum's Subsidiaries has incurred any liability for any Tax other than in the ordinary course of its business. Neither Platinum nor Platinum's Subsidiaries has entered into a transaction that currently is being accounted for under the installment method of Section 453 of the Code or a similar provision of state, local, foreign, or other law, and neither Platinum nor Platinum's Subsidiaries has any taxable income that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

     3.13 Permits. Section 3.13 of the Disclosure Letter lists all material Permits that are presently required for the operation of Platinum, as currently conducted and as proposed to be conducted, which Permits have been duly obtained by Platinum and are in full force and effect, except where the failure to acquire such Permits or to keep such Permits in full force and effect, if any, that when taken together with all other such failures would not be reasonably likely to have Material Adverse Effect. Platinum is in compliance with all Permits that are presently required for the operation of Platinum, except where failing to comply would not reasonably be expected to have a Material Adverse Effect. There is no action pending or, to the Knowledge of Platinum, threatened against Platinum to modify, suspend, terminate, limit, condition or declare invalid

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the rights of Platinum under any of such Permits, and to the Knowledge of Platinum, there are no facts or circumstances which could form the basis for any such action. No written notice has been received by Platinum or by any PRO Transferor or Limited Partner with respect to any failure by Platinum to have any Permit.

     3.14 Real Property.

          (a)      Section 3.14(a) of the Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. Platinum has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on Section 3.14(a) of the Disclosure Letter as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

          (b)      Section 3.14(b) of the Disclosure Letter contains a complete and correct list of all Real Property Leases. Platinum has delivered to NorthTech correct and complete copies of the Real Property Leases. Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization or other applicable laws affecting creditors generally and by the availability of equitable remedies. Neither Platinum nor, to the Knowledge of Platinum, any other party is in default, violation or breach in any respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Real Property Lease. Each Real Property Lease grants the tenant under the Real Property Lease the exclusive right to use and occupy the demised premises thereunder. Platinum has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens other than Permitted Liens. Platinum enjoys peaceful and undisturbed possession under its respective Real Property Leases for the Leased Real Property.

          (c)      The Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

          (d)      There are no eminent domain or other similar proceedings pending or, to Platinum's Knowledge, threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to Platinum's Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

          (e)      The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property. There is no violation in any material respect of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

          (f)      The Real Property is in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar Laws affecting the Real Property (collectively, the 'Real Property Laws'), and no Company or any PRO Transferor has received any notice of violation or claimed violation of any Real Property Law. To the Knowledge of Platinum, there is no pending or anticipated change in any Real Property Law that will have a material adverse effect upon the ownership, alternation, use, occupancy, or operation of the Real Property or any portion thereof.

          (g)      Each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

     3.15 Title; Condition of Assets. Platinum has title to or valid leasehold interests in all of the assets that it purports to own or lease (or are reflected as owned on the Financial Statements) free and clear of any and all Liens other than Permitted Liens, and such assets and properties constitute all of the assets and

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properties which are owned, used or held, and necessary, for use in the conduct by Platinum of its business as it is currently conducted.

     3.16 Intellectual Property.

          (a)      Platinum possesses by ownership or by license all Intellectual Property sufficient for it to conduct its business as currently conducted and as currently contemplated to be conducted in the future. In particular but not limited to, Platinum has entered into an exclusive, royalty bearing license with The University of Texas at Arlington (the 'University') with respect to the University's rights in certain Platinum patents and patent applications. Such ownership or license rights will not be lost, terminated, limited, restricted, modified or impaired in any respect by reason of the consummation of any transaction contemplated by this Agreement.

         (b)     Section 3.16(b) of the Disclosure Letter sets forth a true and complete list of (i) all Patent Rights owned by Platinum, (ii) all Trademarks owned by Platinum which have been registered in the United States Patent and Trademark Office ('PTO'), the states of the United States or the corresponding offices of other jurisdictions, (iii) all Copyrights owned by Platinum which have been registered in the United States Copyright Office ('Copyright Office') or the corresponding offices of other jurisdictions, (iv) all applications for the registrations of Copyrights that have been filed by Platinum on its own behalf and are pending in the Copyright Office or the corresponding offices of other jurisdictions, and (v) all domain name registrations owned by Platinum.

          (c)      Platinum possesses by ownership or by license, beneficially and of record, of each of the Copyright registrations and applications set forth in Section 3.16(b) of the Disclosure Letter and each of the Copyrights covered thereby. All renewals, payments of fees and other acts required to keep such registrations and Copyright applications set forth in Section 3.16(b) of the Disclosure Letter in force through the Closing Date, have been, or will be, taken by that date.

          (d)      Platinum possesses by ownership or by license, beneficially and of record, of each of the Trademark registrations and applications set forth in Section 3.16(b) of the Disclosure Letter and each of the Trademarks covered thereby. All renewals, payments of maintenance fees and other acts required to keep such registrations and Trademark applications set forth in Section 3.16(b) of the Disclosure Letter in force through the Closing Date, have been, or will be, taken by that date.

          (e)  With the exception of any rights owned by the University,  Platinum possesses by ownership or by license, beneficially and of record, of each of the Patent Rights set forth in Section 3.16(b) of the Disclosure Letter. All renewals, payments of maintenance fees and other acts required to keep any registrations and applications relating to the Patent Rights set forth in Section 3.16(b) of the Disclosure Letter in force through the Closing Date, have been, or will be, taken by that date.

          (f)      Except with respect to licenses for commercially available off-the-shelf Software and pursuant to the License Agreements listed in Section 3.9(a) of the Disclosure Letter and any royalty arrangements Platinum has with individual inventors or the University with respect to the Patents set forth in Section 3.16(e) of the Disclosure Letter, Platinum is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the businesses of Platinum as currently conducted or as currently contemplated to be conducted in the future.

          (g)      To the Knowledge of Platinum, all of the Intellectual Property owned, used, sold, licensed or exploited by Platinum is free and clear of all Liens other than Permitted Liens, and is not the subject of any cancellation or reexamination proceeding, declaratory judgment action, or any other proceeding, pending or threatened, challenging their extent, validity or enforceability.

          (h)      Section 3.16(h) of the Disclosure Letter sets forth a complete and accurate list of (i) all Software that is owned exclusively by Platinum and is material to the operation of its respective business, and (ii) all Software that is used by Platinum in its respective business that is not exclusively owned by

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Platinum, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores.

          (i)      To the Knowledge of Platinum, none of the employees of Platinum is obligated under any Contract, license or commitment of any nature, or subject to any Order of any Governmental Authority, that would prevent such employee from promoting the interests of Platinum, or that would materially conflict with the conduct of its respective business as currently conducted. To the Knowledge of Platinum and except as set forth on Schedule 3.16(i) of the Disclosure Letter, none of the consultants who perform services for or on behalf of Platinum is obligated under any contract, license or commitment of any nature, or subject to any Order that would prevent such consultant from performing its contractual obligations to Platinum. To the Knowledge of Platinum, it is not and will not be necessary for the continued conduct of the business of Platinum as currently conducted to use any inventions conceived or reduced to practice by any of Platinum's respective employees or consultants prior to such employee's employment or consultant's engagement by Platinum.

          (j)      To the Knowledge of Platinum, all domain names used by Platinum are currently registered and in good standing, and Platinum or one of Platinum's Subsidiaries is shown on the records of the registrar thereof as the sole owner of such domain names and has physical or contractual control over the servers that respond thereto (and any contract with respect thereto has been disclosed on Section 3.9(a) of the Disclosure Letter). Platinum has not received any notice or communication stating that any Person is challenging its right to use any such domain name.

          (k)      Except as set forth on Section 3.16(k) of the Disclosure Letter, to the Knowledge of Platinum, the business of Platinum does not infringe any Intellectual Property of any other party, and there is no pending or, to the Knowledge of Platinum, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property owned, used, sold, licensed or exploited by Platinum nor, to the Knowledge of Platinum, is there any basis for any such claim, nor has Platinum or any PRO Transferor received any notice asserting that any such Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Knowledge of Platinum, is there any basis for any such assertion.

     3.17 Insurance. Set forth on Section 3.17 of the Disclosure Letter is a list of all policies of liability, casualty, indemnity and other forms of insurance relating to Platinum and their assets (the 'Insurance Policies'), whether currently in force or otherwise applicable to any current or future liabilities, setting forth the type and amount of coverage, policy number, policy periods and the status of premiums paid thereon. There exists no dispute between Platinum and any underwriters of the Insurance Policies, and all premiums due and payable with respect thereto have been paid. To the Knowledge of Platinum, there are no pending or threatened terminations or premium increases for the current policy period of any of the Insurance Policies that are materially in excess of those implemented in the past. To the Knowledge of Platinum, no condition or circumstances exist which could result in such termination or increase. Platinum, the activities of Platinum as currently conducted, and the tangible and personal property owned or leased by Platinum are in compliance in all material respects with all conditions of the Insurance Policies.

     3.18 Environmental Laws. To the Knowledge of Platinum, except as set forth on Section 3.18 of the Disclosure Letter:

          (a)      The operations of Platinum and Platinum's Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits, and no action or proceeding is pending or, threatened to revoke, modify or terminate any such Environmental Permit, and, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

          (b)      Neither Platinum nor Platinum's Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material.

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         (c)      No claim has been made or is pending, threatened against Platinum or Platinum's Subsidiaries alleging either or both that Platinum or Platinum's Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law.

          (d)      The transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over Platinum or Platinum's Subsidiaries and environmental matters, and none of the Real Property is located in New Jersey, Indiana or Connecticut.

     3.19 Brokers. Other than Newlight Capital, neither Platinum nor any of its directors, officers, employees or Affiliates or any of Platinum's Subsidiaries have employed any broker, investment bank, finder or other Person or has incurred or will incur any broker's, investment banking, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     3.20 Bank Accounts. Section 3.20 of the Disclosure Letter sets forth the name of each bank in which Platinum or Platinum's Subsidiaries has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

     3.21 Outstanding Borrowings. Section 3.21 of the Disclosure Letter sets forth (a) the amount of all outstanding borrowings of each of Platinum and Platinum's Subsidiaries as of the date hereof, (b) any Liens that relate to such outstanding borrowings and that encumber the assets of Platinum and Platinum's Subsidiaries and (c) the name of each lender thereof.

     3.22 Operation of the Business. Except as set forth on Section 3.22 of the Disclosure Letter, (a) Platinum has conducted the Business only through Platinum and Platinum's Subsidiaries and not through any other divisions or any direct or indirect Subsidiary or Affiliate and (b) no part of the Business is operated through any entity other than Platinum or Platinum's Subsidiaries.

     3.23 Absence of Certain Business Practices. Except as set forth on Section 3.23 of the Disclosure Letter, neither Platinum, nor any officer, employee or agent of Platinum, or any other Person acting on their behalf, has, directly, or indirectly, within the past 5 years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Platinum in connection with any actual proposed transaction relating to the Business) (a) which subjected or might have subjected Platinum or Platinum's Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation proceeding, (b) which if not given in the past, might have a Material Adverse Effect on Platinum or Platinum's Subsidiaries, (c) which if not continued in the future, might have a Material Adverse Effect Platinum or Platinum's Subsidiaries or subject Platinum or Platinum's Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (d) for any of the purposes described in Section 162(c) of the Code or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

     3.24 Books and Records. The books of account and other financial records of Platinum and Platinum's Subsidiaries have been made available to NorthTech, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Platinum and Platinum's Subsidiaries have been made available to NorthTech and are substantially complete and correct in all material respects. The books of account of Platinum are sufficient to prepare the Financial Statements in accordance with GAAP.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NORTHTECH

     NorthTech represents and warrants to PRO Transferors and the Investor Representative on behalf of the Investors as follows:

     4.1 Organization. NorthTech is a corporation validly existing and in good standing under the laws of Nevada.

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4.2 Authority. NorthTech has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreement to which it is or at the Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by NorthTech of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, the performance by NorthTech of its obligations hereunder and thereunder and the consummation by NorthTech of the transactions contemplated hereby and thereby have been duly authorized by all requisite company or corporate action, as the case may be, on the part of NorthTech. This Agreement has been duly executed and delivered by NorthTech and, at the Closing, the Ancillary Agreements to which NorthTech is a party will be duly executed and delivered by NorthTech. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which NorthTech is a party will constitute, the valid and binding obligations of NorthTech enforceable against NorthTech in accordance with its respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     4.3 Capitalization of NorthTech.

          (a)      The authorized capital stock of NorthTech as of the Closing Date will consist of 400,000,000 shares of authorized Common Stock, par value $0.001 per share, of which at the time of closing 20,000,000 shares will be issued and outstanding, and 100,000,000 shares of authorized Preferred Stock, par value $0.001 per share, of which at the time of closing 5,000,000 shares of Preferred Stock will be issued and outstanding (the 'Preferred Shares'). The Preferred Shares may be converted into 25,000,000 shares of Common Stock of NorthTech for an aggregate total of 45,000,000 shares of Common Stock issued and outstanding if all Preferred Shares were converted into shares of Common Stock at the Closing Date. In addition to the foregoing, 2,500,000 share purchase warrants will be issued at Closing whereby each warrant may be exercised for one share of Common Stock. All outstanding shares of NorthTech Common Stock and Preferred Stock at the time of Closing will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of NorthTech or any agreement to which NorthTech is a party or by which it is bound and have been issued in compliance with federal and state securities laws. NorthTech, at the time of Closing will have no other capital stock authorized, issued or outstanding.

       (b) The Preferred Shares shall be subject to the terms and conditions of the Certificate of Designation, which terms and conditions shall include, without limitation, that the Preferred Shares shall have a 10% accrued dividend which will be reduced to a 5% dividend on NorthTech's entering into a commercial agreement(s) which will increase NorthTech's aggregate revenues to $40 million per annum and to a 2% dividend on NorthTech recording net revenues of $1 million per quarter. The Preferred Shares may be converted into shares of Common Stock of NorthTech on a five (5) shares of Common Stock for every one share of Preferred Stock basis at anytime by the holder or by NorthTech under certain conditions. The Preferred Shares have a maturity date of five years from the date of Closing. An aggregate total of 2,500,000 Investor Warrants (as herein so called) will be issued to the Investors on the Closing Date. Each Investor Warrant is exercisable for one share of Common Stock of NorthTech at an exercise price of $0.26 per share for a three year period from Closing.

      (c) Other than as set out above, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which NorthTech or any of its shareholders is a party or by which NorthTech or any of its shareholders is bound obligating NorthTech or any of its shareholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of NorthTech or obligating NorthTech to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to NorthTech. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of NorthTech.

     4.4 No Conflict. Except as would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the ability of NorthTech to perform its obligations under, and to

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consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, the execution and delivery by NorthTech of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, do not, and the performance by NorthTech of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party and the transactions contemplated hereby and thereby by NorthTech do not and will not, (i) violate any provision of the articles of organization or operating agreement of NorthTech, (ii) violate any provision of the articles of incorporation or by-laws of NorthTech, (iii) violate any Law, Permit or Order applicable to NorthTech, or any of its assets, properties or businesses, or (iv) result in a breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time or both, would become a default) under, require any consent or notice under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any oral or written contract, agreement, commitment or understanding, to which NorthTech is a party or is bound.

     4.5 Governmental Consents and Approvals. The execution and delivery by NorthTech of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party, do not, and the performance by NorthTech of this Agreement and the Ancillary Agreements to which they are or at the Closing will be a party and the consummation by NorthTech of the transactions contemplated hereby and thereby, do not and will not, require any Governmental Authorization or order of, action by, filing with or notification of any Governmental Authority.

     4.6 Experience; Acquisition of Interests for Investment. NorthTech is acquiring the Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Interests. NorthTech agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except (i) pursuant to an exemption from such registration available under the Securities Act and (ii) in accordance with any applicable provisions of state securities laws. NorthTech is able to bear the economic risk of holding the Interests for an indefinite period, and have knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Interests.

     4.7 Brokers. Neither NorthTech nor any of its directors, governors, officers, managers, employees or Affiliates have employed any broker, investment bank or finder or has incurred or will incur any broker's, investment banking, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

     4.8 Closing Shares. The Closing Shares issuable pursuant to this Agreement have been duly authorized, and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free of pre-emptive rights.

     4.9 NorthTech SEC Documents.

          (a)      NorthTech has furnished or made available to the Investors, Platinum and the PRO Transferors a correct and complete copy of NorthTech's Annual Report on Form 10-KSB filed with the SEC with respect to the fiscal year ended December 31, 2005, and NorthTech's Quarterly Report on Form 10-QSB filed with the SEC with respect to the fiscal quarter ended June 30, 2006, (the 'Form 10-QSB'), and registration statement filed on Form 8-A12G filed by NorthTech with the SEC on or after the date of filing of the Form 10-QSB, which are all the documents that NorthTech was required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Securities Exchange Act on or after the date of filing with the SEC of the Form 10-QSB (as amended, the 'NorthTech SEC Documents'). As of their respective filing dates, or in the case of the Form 8-A12G registration statement, their respective effective times, none of the NorthTech SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the NorthTech SEC Documents complied when filed, or in the case of registration statements, as of their respective effective times, in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

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          (b)      The financial statements (including the notes thereto) of NorthTech included in the Form 10-QSB for the fiscal quarter then ended, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly present the financial position of NorthTech as at the dates thereof and the results of its operations, shareholders' equity and cash flows for the period then ended. Since the date of the financial statements included in NorthTech's most recent Form 10-QSB filed with the SEC, there has been no material adverse change in the financial position of NorthTech, and no event has occurred which could reasonably be expected to have a Material Adverse Effect on NorthTech.

     4.10. Proxy Statement. None of the information supplied by NorthTech specifically for inclusion or incorporation by reference in the Form 14C information circular/proxy statement to be filed with the SEC in connection with the transactions contemplated by this Agreement (the 'Proxy Statement') will, at the date it is first mailed or at the time of the NorthTech Shareholders meeting (except as supplemented by NorthTech to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.11 Taxes.

          (a)      NorthTech has timely filed all Tax Returns which are required to be filed by it, which returns and reports are, to the Knowledge of NorthTech, true, correct and complete in all material respects, and has paid timely all Taxes whether or not shown as due on such Tax Returns that they are required to have paid.

          (b)      There are no actions, suits, proceedings, audits, investigations or claims now pending, nor, to the Knowledge of NorthTech, proposed against NorthTech (including without limitation, any partnership level administrative or judicial proceedings under Section 6231 et seq. of the Code or any similar provision of state or local law) relating to any Taxes.

          (c)      NorthTech has delivered, or made available, to Platinum and the PRO Transferors complete and correct copies of all Tax Returns, examination reports, and statements of deficiency that have been filed by, assessed against, or agreed to by NorthTech, with respect to the activities of NorthTech. To the Knowledge of NorthTech, no claim has ever been made or proposed by an authority in a jurisdiction where NorthTech does not file Tax Returns that it is or may be required to file Tax Returns in that jurisdiction.

          (d)      There are no Liens on any of the assets of NorthTech, except for any Liens for current Taxes that are not yet due and payable.

          (e)      NorthTech (i) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which Taxes have not since been paid, (ii) except as set forth in Section 4.11(e) of the Disclosure Letter, has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date, which Tax Return has since not been filed and any Taxes relating to such Tax Return (whether or not shown on as due on such Tax Return) has not been paid, (iii) has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter relating to NorthTech, or (iv) has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income or similar Tax Return.

          (f)      Section 4.11(f) of the Disclosure Letter sets forth (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of NorthTech and (ii) all of the jurisdictions that impose such Taxes or the duty to file such Tax Returns.

          (g)      NorthTech has no liability for Taxes of any other Person by reason of contract, agreement (including as a party to a Tax allocation, sharing, or similar agreement), assumption, transferee liability, operation of law, or otherwise.

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          (h)      Neither NorthTech nor any other person on behalf of any them: (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, foreign, or other law; or (ii) has agreed to, or is required to make, any adjustments pursuant to Section 481 or Section 263A of the Code or any similar provision of state, local, foreign, or other law, nor has any Governmental Authority proposed any such adjustments or change in accounting method.

          (i)      NorthTech has not made any payment or payments, is not obligated to make any payment or payments, or is not a party to (or a participating employer in) any agreement or Employee Benefit Plan that could obligate NorthTech to make any payment or payments that would constitute an 'excess parachute payment,' as defined in Section 280G of the Code (or any similar provision of state, local, foreign, or other law) or that would otherwise not be fully deductible under Section 162 or Section 404 of the Code (or any similar provision of state, local, foreign, or other law).

          (j)      NorthTech has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)      NorthTech has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (l)      All Taxes attributable to periods ending on or prior to the Closing Date, to the extent not required to have been paid previously, will be fully and adequately reserved for or accrued as of the Closing Date as a current liability on the balance sheet of NorthTech.

          (m)      Since June 30, 2006, NorthTech has not incurred any liability for any Tax other than in the ordinary course of its business. NorthTech has not entered into a transaction that currently is being accounted for under the installment method of Section 453 of the Code or a similar provision of state, local, foreign, or other law, and NorthTech has no taxable income that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

4.12 Litigation. Except as disclosed in Section 4.12 of the Disclosure Letter, there is no suit, action, arbitration, demand, claim, dispute, investigation or proceeding pending or, to the Knowledge of NorthTech, threatened, against NorthTech; nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against NorthTech. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against NorthTech purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or any documents contemplated thereby.

4.13 Limited Operating History. NorthTech is a newly formed entity and as such has a limited operating history. Except as disclosed on Section 4.13 of the Disclosure Letter, NorthTech has no assets, liabilities or revenues.

4.14 Disclosure. No representation or warranty by NorthTech in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this Section 4.14 'material' means material to any individual statement or omission and in the aggregate as to all statements and omissions.

     4.15 Tax Free Nature of the Transaction. NorthTech explicitly makes no representation or warranty in relation to the tax effects of the transactions contemplated in this Agreement and specifically makes no representation or warranty that the transactions contemplated in this Agreement qualify as a tax-free reorganization under Section 351 or 368 of the Code. Notwithstanding the foregoing, NorthTech agrees

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that the transaction described in this Agreement is intended to be characterized as a tax-free transaction under Section 351 of the Code and shall report the transaction with the Internal Revenue Service as such.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE INVESTORS

     The Investor Representative, on behalf of the Investors, represents and warrants to NorthTech as follows:

     5.1 Organization and Good Standing of Certain Investors. Each Investor (other than any individual) is a partnership or a limited liability company duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each Investor has previously made available to NorthTech complete and correct copies of the partnership agreements or limited liability company agreements and certificates of limited partnership or articles of organization, as the case may be, of each Investor, as presently in effect.

     5.2 Authority; Agreement to Be Bound. Each Investor has granted the Investor Representative through the requisite partnership or limited liability company power and authority to act as its agent with respect to this Agreement and each Ancillary Agreement to which such Investor it to be bound by and to execute and deliver this Agreement and the Ancillary Agreements on behalf of such Investor to which the Investor Representative, on behalf of such Investor, is or at the Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor Representative on behalf of each Investor of this Agreement and the Ancillary Agreements to which it is or at the Closing will be a party, the performance by each Investor of its obligations hereunder and thereunder and the consummation by each Investor of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership or limited liability company action (including, if necessary, partner or member approval) on the part of each Investor. This Agreement has been duly executed and delivered by Investor Representative on behalf of each Investor and, at the Closing, the Ancillary Agreements to which each Investor is a party will be duly executed and delivered by Investor Representative on behalf of each Investor. Each Investor has appointed Investor Representative as its agent to act on its behalf with respect to the terms of this Agreement and each Ancillary Document that Investor Representative is party to, has agreed to be bound by the terms of the Agreement and each Ancillary Document that Investor Representative is party to, and Investor Representative has delivered to the PRO Transferors true and complete copies of any and all documents that evidence such appointment of Investor Representative and agreement to be bound. This Agreement constitutes and, when executed and delivered at the Closing, the Ancillary Agreements to which each Investor is a party will constitute, the valid and binding obligations of each Investor, enforceable against each Investor in accordance with their respective terms except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

     5.3 Experience; Acquisition of Closing Shares for Investment.

          (a)      Each Investor is an 'accredited investor' within the meaning of Regulation D promulgated under the Securities Act and has been afforded the opportunity to ask questions and receive answers regarding NorthTech and has reviewed the data and information it requested from the NorthTech in connection with this Agreement.

          (b)      Each Investor is acquiring its Closing Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof. Each Investor agrees that its Closing Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except (i) pursuant to an exemption from such registration available under the Securities Act and (ii) in accordance with any applicable provisions of state securities laws.

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ARTICLE 6
COVENANTS

     6.1 Notice of Changes.

          (a)      During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the PRO Transferors and the Investors (as applicable) will promptly advise NorthTech in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the PRO Transferors or the Investors (as the case may be) contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) of any Material Adverse Effect on Platinum or Platinum's Subsidiaries or the PRO Transferors or the Investors (as the case may be) and (iii) of any breach by the PRO Transferors or Platinum or the Investors (as the case may be) of any covenant or agreement contained in this Agreement. The disclosure, in the updated Disclosure Letter delivered by Platinum pursuant to Section 8.1(p), of any events, conditions or circumstances arising in the ordinary course of business of Platinum shall be effective to amend any representation or warranty of Platinum contained in Sections 3.9(a)(iii), 3.9(a)(ix), 3.9(a)(xiv), 3.11(b), 3.16(b), 3.20 and 3.21 of this Agreement as if disclosed in the original Disclosure Letter delivered by Platinum on the date of this Agreement.

          (b)      During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, NorthTech will promptly advise the PRO Transferor Representative and the Investors in writing (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of NorthTech contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) of any Material Adverse Effect on NorthTech, and (iii) of any breach by NorthTech of any covenant or agreement contained in this Agreement.

     6.2 Access; Confidentiality. At the reasonable request of NorthTech, PRO Transferors and Platinum shall from time to time prior to the Closing give or cause to be given to the managers, officers, employees, accountants, counsel, investors, financing sources and other authorized representatives of NorthTech full access during normal business hours to (i) any and all premises, properties, files, books, records, documents and other information of Platinum and to those officers, employees, accountants, counsel and other authorized representatives of Platinum who have relevant knowledge, and (ii) all such other information in PRO Transferors' or Platinum's possession otherwise to the extent concerning Platinum as NorthTech may reasonably request. At the reasonable request of any PRO Transferor or Platinum, NorthTech shall from time to time prior to the Closing give or cause to be given to any PRO Transferor or Platinum or their respective managers, officers, employees, accountants, counsel, investors, financing sources and other authorized representatives full access during normal business hours to (i) any and all premises, properties, files, books, records, documents and other information of NorthTech and to those officers, employees, accountants, counsel and other authorized representatives of NorthTech who have relevant knowledge, and (ii) all such other information in NorthTech's possession otherwise to the extent concerning NorthTech as any PRO Transferor or Platinum may reasonably request. All parties will treat all such information as confidential.

     6.3 Notice of Proceedings. Each party to this Agreement will notify the other promptly in writing upon (i) such party's becoming aware of any Order or judgment restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby or any complaint or threatened complaint seeking such an Order or judgment or (ii) such party's receiving any notice from any Governmental Authority of its intention (A) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby or (B) to nullify or render ineffective this Agreement or such transactions if consummated.

     6.4 Consummation of Agreement. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to perform all obligations on its part to be performed under this Agreement, to cause the satisfaction of each of the conditions to Closing set forth in Articles 6, 7, 8 and 9 to the extent that satisfaction thereof is within such party's control and generally to cause the transactions contemplated hereby to be fully carried out in accordance with the terms hereof.

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6.5 Filings and Authorizations.

          (a)      In furtherance and not in limitation of Section 6.4  within 4 Business Days following the execution of this Agreement, NorthTech shall file with the SEC a Form 8-K announcing the entering into this agreement and within 10 days use commercially reasonable efforts to file a Form 14A or 14C information statement requesting shareholder approval of this transaction if required and the PRO Transferors, Platinum and the Investors agree to use commercially reasonable efforts to supply as promptly as reasonably practicable the information required to complete these filings with the SEC and to provide any additional information requested by the SEC and or necessary for NorthTech to properly respond to any comments from the SEC.

          (b)      Each of the parties hereto shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated hereby under the Securities Act or any other applicable Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to the SEC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby.

     6.6 Announcements. Prior to the Closing, no party hereto will (and each such party will cause its Affiliates not to) issue any press release or otherwise make any public statement or report with respect to this Agreement except (i) as and to the extent that such party or any of its Affiliates determines in good faith that it is so obligated by Law, in which case such party shall give notice, which if practicable under the circumstances, will be in writing, to the other parties in advance of such party's or its Affiliate's intent to make such announcement or issue such press release and the parties hereto shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued, or (ii) as may be mutually agreed by NorthTech and Platinum.

     6.7 Conduct of Business of Platinum Prior to the Closing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Platinum will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of NorthTech, take any of the following actions:

      a.      borrow any money, other than the Bridge Loan or the release of escrow funds from the Seattle City Employees' Retirement System loan;

      b.      enter into any material transaction other than the redemption of one or more holders of Partnership Interests for cash;

      c.      encumber or permit to be encumbered any of its assets, except for Permitted Liens;

     d.      dispose of any of its assets, other than in the ordinary course of business, (which shall not include any disposition of any interests in or assets of the Platinum Subsidiaries);

     e.      enter into any material lease or contract for the purchase or sale or license of any property, real or personal except in the ordinary course of its business;

      f.      fail to maintain its equipment and other assets in good working condition and repair in all material respects according to the standards it has maintained to the date of this  Agreement, subject only to ordinary wear and tear in the ordinary course of business;

      g.      except in the ordinary course of its business, pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant (except for normal salary increases or bonuses consistent with past practices or

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pursuant to existing arrangements previously disclosed to NorthTech) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option or issue any restricted stock, or enter into or modify any agreement or Employee Benefit Plan;

     h.      change accounting methods;

     i.      except as may be required to cause the conditions set forth in Articles 6 and 7 hereof to be satisfied or except in the ordinary course of business, amend or terminate any contract, agreement or license to which it is a party so long as any such amendment or termination would not be reasonably likely to have a Material Adverse Effect on Platinum;

     j.      make any loan, advance or capital contribution to or investment in any Person;

     k.     except as may be required to cause the conditions set forth in Articles 6 and 7 hereof to be satisfied, waive or release any right or claim except in the ordinary course of its business;

  issue or sell any partnership interests of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue partnership interests, or accelerate the vesting of any outstanding security;
  split or combine the outstanding partnership interests of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding partnership interests of any class affecting any other of its securities;
  merge, consolidate or reorganize with, or acquire any entity;
  license any Intellectual Property except in the ordinary course of its business consistent with past practice;
  amend its certificate of limited partnership or partnership agreements other than the redemption of one or more holders of Partnership Interests for cash;
  agree to any audit assessment by any Tax authority;
  change any insurance coverage or issue any certificates of insurance; or
  agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 6.7.

     6.8 Conduct of Business of NorthTech Prior to the Closing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, NorthTech will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Platinum, NorthTech shall not take any of the following actions:

          (a)      borrow any money (other than a loan(s) from any Investor to NorthTech in order to make the Bridge Loan);

          (b)      enter into any material transaction;

          (c)      encumber or permit to be encumbered any of its assets, except for Permitted Liens;

          (d)      dispose of any of its assets, other than in the ordinary course of business;

          (e)      enter into any material lease or contract for the purchase or sale or license of any property, real or personal except in the ordinary course of its business;

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           (f)      fail to maintain its equipment and other assets in good working condition and repair in all material respects according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear in the ordinary course of business;

         (g)      except in the ordinary course of its business, pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or special remuneration to any director, officer, employee or consultant (except for normal salary increases or bonuses consistent with past practices or pursuant to existing arrangements previously disclosed to Platinum) or enter into or vary the terms of any employment, consulting or severance agreement with any such person, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option or issue any restricted stock, or enter into or modify any agreement or Employee Benefit Plan;

         (h)      change accounting methods;

         (i)      except as may be required to cause the conditions set forth in Articles 6 and 7 hereof to be satisfied or except in the ordinary course of business, amend or terminate any contract, agreement or license to which it is a party so long as any such amendment or termination would not be reasonably likely to have a Material Adverse Effect on NorthTech;

         (j)      other than the Bridge Loan, make any loan, advance or capital contribution to or investment in any Person;

         (k)     except as may be required to cause the conditions set forth in Articles 6 and 7 hereof to be satisfied, waive or release any right or claim except in the ordinary course of its business;

         (l)      issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding security, except as contemplated by this Agreement;

        (m)     merge, consolidate or reorganize with, or acquire any entity;

        (n)      license any Intellectual Property except in the ordinary course of its business consistent with past practice;

        (o)      amend its organizational documents without disclosing and receiving the prior written approval of the PRO Transferors;

        (p)      agree to any audit assessment by any Tax authority; and

        (q)      agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 6.8.

6.9 Satisfaction of Conditions Precedent.

         (a)      During the term of this Agreement, the PRO Transferors and Platinum will use their commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 8, and the PRO Transferors and Platinum will use their commercially reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated.

         (b)      During the term of this Agreement, NorthTech will use its commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Articles 6 and 7, and NorthTech will use its commercially reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated.

         (c)      During the term of this Agreement, the Investors will use their commercially reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9, and the

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Investors will use their commercially reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated.

     6.10 Consents.

(a) Platinum shall promptly as is reasonably practicable give such notices to third parties and use its commercially reasonable efforts to obtain the third party consents listed, or required to have been listed, in Section 3.4(b) of the Disclosure Letter (the 'Consents'). NorthTech shall cooperate and use all commercially reasonable efforts to assist Platinum in giving such notices and obtaining such consents; provided, however, that neither NorthTech, the PRO Transferors nor Platinum shall be required to make any payments of money or provide any other inducement to the other party or parties to the applicable Contracts.

(b) NorthTech shall promptly as is reasonably practicable give such notices to third parties and use its commercially reasonable efforts to obtain the Consents required in Section 4.5. Platinum shall cooperate and use all commercially reasonable efforts to assist NorthTech in giving such notices and obtaining such consents; provided, however, that neither NorthTech, the PRO Transferors nor Platinum shall be required to make any payments of money or provide any other inducement to the other party or parties to the applicable Contracts.

     6.11 No Other Negotiations. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither Platinum, PRO Transferors nor NorthTech shall, directly or indirectly, (a) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by NorthTech, Platinum or the PRO Transferors or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than NorthTech, relating to the possible acquisition of Platinum (whether by way of merger, purchase of capital stock or partnership interests, purchase of assets or otherwise) or any material portion of their respective capital stock, partnership interests or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as 'Acquisition Proposal'), (b) provide non-public information with respect to NorthTech and/or Platinum to any Person, other than NorthTech in connection with any such transaction, or (c) enter into an agreement with any Person, other than with each other, providing for a possible Acquisition Proposal. If NorthTech, Platinum or any PRO Transferor receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, NorthTech, Platinum or PRO Transferor, as the case may be, shall immediately notify the other thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal.

     6.12 Insurance. Between the date of this Agreement and the Closing, Platinum shall use commercially reasonable efforts to maintain in full force and effect the Insurance Policies. Platinum shall promptly advise NorthTech in writing of any change of insurer or type of coverage in respect of the Insurance Policies.

     6.13 Confidential Information.

          (a)      For a period of three (3) years following the Closing Date, each PRO Transferor and Investor shall, and shall cause their respective Affiliates and representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person any confidential proprietary information, trade secrets (including, without limitation, the terms of all Contracts and all results of research and development) or other intellectual property in its possession or control regarding the Business (collectively, 'Confidential Information'); provided that each PRO Transferor and Investor may disclose Confidential Information as required in connection with the enforcement of such PRO Transferor's and Investor's rights under this Agreement or any Ancillary Agreement to which it is a party, or as required to its respective financial advisors, legal counsel and other professional advisors who are advised of the confidential nature of such information and agree (or are bound under applicable cannons of ethics or similar constraints) to keep such information confidential. The obligations of each PRO Transferor and Investor under this Section 6.13 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.13 or (ii) is required to be disclosed by Law, Order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, to

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the extent practicable and not prohibited by Law, any PRO Transferor or Investor subject to such requirement shall notify Platinum as early as reasonably practicable prior to disclosure to allow Platinum to take appropriate measures to preserve the confidentiality of such information.

          (b)      Each PRO Transferor and Investor acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 6.13 would be inadequate and, accordingly, each PRO Transferor and Investor covenants and agrees that NorthTech shall, in addition to any other rights and remedies which NorthTech shall have, have the right to seek equitable relief, including injunctive relief, and to seek the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of NorthTech, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that NorthTech may have as a result of any such breach or threatened breach.

     6.14 Related Party Debt; Affiliate Transactions. The PRO Transferors and Platinum shall cause all Indebtedness and payment obligations of any kind (whether for money borrowed, guarantees, intercompany Indebtedness or otherwise) of Platinum owing to or for the benefit of any Related Party of Platinum other than Platinum ('Related Party Debt') to be cancelled at or prior to Closing, and shall cause all other Affiliate Transactions to be terminated at or prior to Closing without any Liability to Platinum or Platinum's Subsidiaries, except for those transaction listed in Section 6.14 to the Disclosure Letter.

     6.15 Financial Statements. If reasonably required by NorthTech to meet SEC reporting requirements on or before the Closing Date, the PRO Transferors shall, at their sole cost and expense, deliver, or cause Platinum to deliver, to NorthTech, at the earliest possible date, audited financial statements for Platinum for the fiscal year ended December 31, 2005 (the 'Year End Financials'), and the quarterly financial period ended June 30, 2006 (the '2006 Statements') which shall be in form suitable for filing with the SEC and for which the auditors for Platinum shall have consented to the inclusion of the SEC filings of NorthTech.

     6.16 Restriction on Transfer of Shares.

          (a)      Any Shares or other securities issued pursuant to this Agreement and any shares of capital stock or other securities received with respect thereto that have not been registered pursuant to an effective registration statement under the Securities Act (collectively, the 'Restricted Securities') and shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a 'Transfer') except in compliance with the provisions of this Section 6.16, which provisions are intended to insure compliance with the provisions of the Securities Act. Each PRO Transferor agrees to observe and comply with the Securities Act in connection with any Transfer of Restricted Securities owned by such PRO Transferor.

          (b)      Each certificate representing Restricted Securities and each certificate issued to any transferee of any holder of any such certificate shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR 'BLUE-SKY' LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

     6.17 [Reserved].

     6.18 Cooperation in Financing. Prior to the Closing, the PRO Transferors shall, and shall cause Platinum and Platinum's Subsidiaries to, reasonably cooperate, and request the auditors of Platinum and Platinum's Subsidiaries to reasonably cooperate, with NorthTech and their auditors in connection with the financing of the transactions contemplated by this Agreement. The cooperation requested of the auditors of Platinum and Platinum's Subsidiaries shall include providing consent to NorthTech to prepare and use their

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audit reports relating to Platinum and Platinum's Subsidiaries and, at the cost of NorthTech, to provide any necessary 'comfort letters'.

     6.19 Shareholder Approval. NorthTech will promptly submit this Agreement and the transactions contemplated hereby to its shareholders for approval and adoption as set forth in Section 6.20. NorthTech will include in its proxy materials submitted to its shareholders a proposal to:

  to approve the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement, including the issuance of 55,000,000 shares to the PRO Transferors;
  to elect a new slate of directors to include: John T. Jaeger, Jr., Allan McArtor, Tom Plaskett, Michael McMillan and Ben DuPont, and two nominees as agreed by NorthTech and the holders of Preferred Shares which may include Arnold Burns or William Schweitzer.

     6.20 Shareholder Meetings. NorthTech shall, in accordance with applicable law and its Articles of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, the 'NorthTech Special Meeting') of its shareholders for the purpose of approving and adopting the proposals set forth in Section 6.19 of this Agreement. NorthTech agrees to use its reasonable efforts to cause the NorthTech Special meeting to occur as soon as practicable after the date hereof, but not earlier than 20 business days after the date the Proxy Statement is first mailed to its shareholders. The Board of Directors of NorthTech will recommend the adoption and approval by NorthTech's shareholders of this Agreement and the approval by NorthTech's shareholders of the transactions to take place at the Closing. The Board of Directors of NorthTech must not withdraw, or modify in a manner adverse to the PRO Transferors or Platinum, its recommendation to its shareholders referred to in this Section 6.20.

6.21 Bridge Loan(s). NorthTech has or will provide Platinum with a $1,000,000 bridge loan ('Bridge Loan') within five (5) days of signing this Agreement. The Bridge Loan shall bear interest at 10% per annum and shall be secured by a second lien on all of the assets of Platinum, including without limitation its Intellectual Property. The Bridge Loan is subject to NorthTech having received a duly executed promissory note from Platinum for such funds prior to release. The maturity date of the promissory note will be upon the sooner of 180 days from the date of issuance or Closing. The parties acknowledge the Bridge Loan forms part of the $4,500,000 Cash requirement of this Agreement and that the party providing such funds to NorthTech will convert such loan into shares of Preferred Stock on or before the Closing Date.

     6.22 Voting Agreement and Lock-Up Agreement. Platinum shall have caused Lubrication Partners, L.P. and Lubrication Partners, a joint venture, to have executed and delivered to NorthTech the Voting Agreement and the Lock-Up Agreement.

6.23 Tax-Free Exchange under Section 351 of the Code. NorthTech, the Investors and PRO Transferors agree that the transaction described in this Agreement is intended to be characterized as a tax-free transaction under Section 351 of the Code and shall report the transaction with the Internal Revenue Service as such.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF PRO TRANSFERORS

     7.1 PRO Transferors' Closing Conditions. The obligations of PRO Transferors under this Agreement to effect the Closing are subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to their obligations) by PRO Transferors in their absolute discretion:

          (a)      Representations, Warranties, Covenants.

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(i)      The representations and warranties of NorthTech contained in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(ii)      NorthTech shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii)      NorthTech shall have furnished PRO Transferors with a certificate, dated as of the Closing Date and duly executed on behalf of NorthTech by an officer of NorthTech, to the effect that the conditions set forth in clauses (i) and (ii) of this Section 7.1(a) have been satisfied as of the Closing Date.

          (b)      Injunction; Litigation; Legislation. (i) None of the parties hereto shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Authority of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the transactions contemplated hereby or (y) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

          (c)      Secretary's Certificate. NorthTech shall have furnished PRO Transferors with a certificate, dated as of the Closing Date and duly executed on behalf of NorthTech by the Secretary of NorthTech, certifying as to (i) an attached copy of the resolutions of the Board of Directors NorthTech, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements to which they are a party, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded, and (ii) a true and complete copy of the organizational documents of NorthTech.

          (d)      Good Standing Certificates. NorthTech shall have furnished PRO Transferors with a certificate certifying as to its organization, valid existence and good standing as a corporation in the State of Nevada as of a date no more than 10 days prior to the Closing Date.

          (e)      Assignment and Assumption. Each Assignment and Assumption Agreement executed and delivered by a PRO Transferor shall be executed and delivered by NorthTech.

          (f)      Reserved

          (g)      Consulting Agreement. The Fairmount Company and John T. (Cork) Jaeger shall have executed and delivered the Consulting Agreement with NorthTech.

          (h)      Consents and Approvals. NorthTech shall have obtained, each in form and substance reasonably satisfactory to the PRO Transferors in their sole and absolute discretion, and delivered to the PRO Transferors, all Governmental Authorizations that are required to be obtained by NorthTech in order to consummate the transactions contemplated hereby.

          (i)      Legal Opinion. NorthTech shall have delivered the legal opinion of Venture Law Corporation, counsel to NorthTech, in form and substance reasonably satisfactory to the PRO Transferors.

          (j)      Reserved.

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        (k)     Shareholder Approval. NorthTech will have obtained the requisite approval of its shareholders to complete the transactions contemplated by this Agreement.

        (l)       Registration Rights Agreement. NorthTech and the Investors shall have executed and delivered the Registration Rights Agreement.

(m) Cash Available. NorthTech shall have at least $5,000,000 in Cash minus any funds previously advanced to Platinum as a bridge loan by NorthTech or its Affiliates on the Closing Date. Any funds over $5,000,000 held by NorthTech on the date of Closing will be paid to Investa Corporation for consulting services. Such $5,000,000 shall be the result of (i) the purchase of no less than $4,500,000 of Preferred Shares, with cash and with the conversion of the loan which provided funds for the Bridge Loan, and (ii) $500,000 from the exercise of warrants to purchase 10,000,000 shares of common stock of NorthTech (2,000,000 shares prior to the 5 to 1 split), all of which is intended to be part of a singular integrated transaction.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF NORTHTECH

     8.1 NorthTech's Closing Conditions. The obligations of NorthTech under this Agreement to effect the Closing are subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to its obligations) by NorthTech in its absolute discretion:

         (a)      Representations, Warranties, Covenants.

(i)      The representations and warranties contained in Articles 2 and 3 of this Agreement shall be true and correct in all material respects as though such representations and warranties were made as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(ii)      Each PRO Transferor and Platinum shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by such PRO Transferor, or Platinum, as applicable, at or prior to the Closing.

(iii)      Each PRO Transferor and Platinum shall have furnished NorthTech with a certificate (each, a 'Closing Certificate'), dated as of the Closing Date and duly executed by such PRO Transferor (if an Limited Partner) or on behalf of such PRO Transferor by an officer of such PRO Transferor, to the effect that the conditions applicable to such PRO Transferor or Platinum set forth in clauses (i) and (ii) of this Section 8.1(a) have been satisfied as of the Closing Date.

          (b)      Injunction; Litigation; Legislation. (i) None of the parties hereto shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Authority of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the transactions contemplated hereby or (y) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

          (c)      Secretary's Certificates. Each PRO Transferor (other than the Limited Partners) and Platinum shall have furnished NorthTech with a certificate, dated as of the Closing Date and duly executed on behalf of such PRO Transferor and Platinum, respectively, by the Secretary of such PRO Transferor and Platinum, respectively, certifying as to (i) an attached copy of the resolutions of the Board of Directors (or such other

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governing body) of such PRO Transferor and all holders of interests in such PRO Transferor or of Platinum, respectively, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements to which such PRO Transferor and Platinum, respectively, is a party, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded and (ii) a true and complete copy of the organizational documents of Platinum.

          (d)      Good Standing Certificates. Platinum shall have furnished NorthTech with a certificate certifying as to Platinum's organization and valid existence as a domestic limited partnership in the State of Texas as of a date no more than 10 days prior to the Closing Date.

          (e)     Release Agreements. Each PRO Transferor shall have executed and delivered a Release Agreement.

          (f)      No Additional Indebtedness; Seattle City Employees' Retirement System. Platinum shall not have incurred any additional indebtedness senior to the Bridge Loan referred to in this Agreement without consent of NorthTech. The existing indebtedness of Platinum with the Seattle City Employees' Retirement System shall have been restructured prior to Closing as contemplated under this Agreement. Specifically, the indebtedness must have the option to be prepaid without penalty, maturity must be extended an additional two years, and requisite Seattle City Employees' Retirement System approvals including the change of control provisions must be waived.

        (g)    Renegotiation of Commercial Contracts. Platinum shall have to the satisfaction of NorthTech renegotiated or terminated its existing contracts with Jeffries & Co. and Newlight Capital LLC.

         (h)     Cancellation of Related Party Debt; Affiliate Transactions. All Related Party Debt shall have been cancelled and Platinum shall have delivered to NorthTech a release and satisfaction executed by each such Related Party in form and substance reasonably satisfactory to NorthTech. All other Affiliate Transactions except those transactions set forth in Section 6.14 of the Disclosure Letter shall have been terminated without continuing Liability to Platinum or Platinum's Subsidiaries and Platinum shall have delivered to NorthTech a release and satisfaction executed by each such Affiliate in form and substance reasonably satisfactory to NorthTech.

         (i)      Consents and Approvals. Platinum shall have obtained, each in form and substance reasonably satisfactory to NorthTech, and delivered to NorthTech, all Governmental Authorizations that are required in order to consummate the transactions contemplated hereby and to permit NorthTech to conduct the business of Platinum as currently conducted and as contemplated to be conducted.

         (j)      Legal Opinion. The PRO Transferor Representative shall have delivered the legal opinion Hallett & Perrin, P.C., counsel to the PRO Transferors, the PRO Transferor Representative and Platinum, in form and substance reasonably satisfactory to NorthTech.

         (k)     Assignment and Assumption Agreements. Each PRO Transferor shall have executed and delivered an Assignment and Assumption Agreement.

          (l)     Indebtedness. Except as set forth in the Disclosure Letter, Platinum and Platinum's Subsidiaries shall have no Indebtedness.

         (m)    Cash. The Investors shall have delivered the Cash to NorthTech.

         (n)     Financial Statements. The PRO Transferors shall have delivered to NorthTech the Year End Financials if required by NorthTech pursuant to the terms of Section 6.15.

         (o)    [Reserved].

         (p)    Disclosure Letter. The PRO Transferors shall have delivered to NorthTech an updated Disclosure Letter updating the disclosures required by Sections 3.9(a)(iii),              3.9(a)(ix), 3.9(a)(xiv), 3.11(b), 3.16(b), 3.20 and 3.21 of this Agreement

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       (q)     Shareholder Approval. NorthTech will have obtained the requisite approval of its shareholders to complete the transactions contemplated by this Agreement.

       (r)      Registration Rights Agreement. The Investors shall have executed and delivered the Registration Rights Agreement.

      (s)     Voting Agreement and Lock-Up Agreement Platinum shall have caused Lubrication Partners, L.P. and Lubrication Partners, a joint venture, to have executed and   delivered to NorthTech the Voting Agreement and the Lock-Up Agreement.

ARTICLE 9
CONDITIONS TO THE OBLIGATIONS OF INVESTORS

     9.1 Investors Closing Conditions. The obligations of the Investors under this Agreement to effect the Closing are subject to the fulfillment of the following conditions prior to or at the Closing, each of which may be waived (as conditions to their obligations) by the Investors in their absolute discretion:

          (a)      Representations, Warranties, Covenants.

(i)      The representations and warranties of NorthTech contained in Article 4 and the PRO Transferors in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(ii)      NorthTech and each PRO Transferor shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by NorthTech and each PRO Transferor at or prior to the Closing.

(iii)      NorthTech and each PRO Transferor shall have furnished the Investors with a certificate, dated as of the Closing Date and duly executed on behalf of NorthTech and such PRO Transferor by an officer of NorthTech and such PRO Transferor, to the effect that the conditions set forth in clauses (i) and (ii) of this Section 9.1(a) have been satisfied as of the Closing Date.

          (b)      Injunction; Litigation; Legislation. (i) None of the parties hereto shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Authority of (x) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the transactions contemplated hereby or (y) the actual commencement of such investigation, and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Authority, which would prevent or make illegal the consummation of the transactions contemplated hereby.

          (c)      Secretary's Certificate. NorthTech and each PRO Transferor shall have furnished the Investors with a certificate, dated as of the Closing Date and duly executed on behalf of NorthTech and such PRO Transferor, respectively, by the Secretary of NorthTech and such PRO Transferor, respectively, certifying as to (i) an attached copy of the resolutions of the Boards of Directors of NorthTech and such PRO Transferor, authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements to which they are a party, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded, and (ii) a true and complete copy of the organizational documents of NorthTech and such PRO Transferor.

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         (d)      Good Standing Certificates. NorthTech and each PRO Transferor shall have furnished the Investors with a certificate certifying as to their respective organization, valid existence and good standing as a corporation in the respective jurisdiction or organization as of a date no more than 10 days prior to the Closing Date.

          (e)       Consents and Approvals. NorthTech and PRO Transferors shall have obtained, each in form and substance reasonably satisfactory to the Investors in their sole and absolute discretion, and delivered to the Investors, all Governmental Authorizations that are required to be obtained by NorthTech and PRO Transferors in order to consummate the transactions contemplated hereby.

          (f)      Legal Opinion. NorthTech shall have delivered the legal opinion of Venture Law Corporation, counsel to NorthTech, in form and substance reasonably satisfactory to the Investors.

         (g)      Shareholder Approval. NorthTech will have obtained the requisite approval of its shareholders to complete the transactions contemplated by this Agreement.

         (h)      Registration Rights Agreement. NorthTech shall have executed and delivered the Registration Rights Agreement.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

     10.1 Survival. Subject to this Section 10.1 and to Section 10.2, all representations, warranties, covenants and agreements contained in this Agreement or the Disclosure Letter or the Ancillary Instruments shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement and the related indemnity obligations set forth in Section 10.2 shall terminate on, and no claim or action with respect thereto may be brought after the second (2nd) anniversary date of the Closing Date, except that (i) the representations and warranties contained in Sections 2.3, 3.1(b), 3.3, clause (i) of Section 3.4(a), Section 4.2, Section 4.3 and Section 4.6 and the related indemnity obligations contained in Section 10.2 shall survive indefinitely, (ii) the representations and warranties contained in Section 3.18 and the related indemnity obligations contained in Section 10.2 shall survive until the sixth anniversary of the Closing Date, and (iii) the representations and warranties contained in Sections 3.10 and 3.12 and the related indemnity obligations contained in Section 10.2 shall survive until 60 days following the running of the applicable statute of limitations (giving effect to any waiver or extension thereof). The representations, warranties, covenants and indemnity obligations which terminate pursuant to this Section 10.1, and the Liability of any party hereto with respect thereto pursuant to this Article 10, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnification is based in reasonable detail prior to the expiration of the applicable survival period.

     10.2 Indemnification. The parties hereto shall indemnify each other as set forth below:

(a) The PRO Transferors shall indemnify NorthTech and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the PRO Transferors contained in this Agreement.

(b) NorthTech shall indemnify the PRO Transferors and the Investors, and their respective officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of NorthTech contained in this Agreement.

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(c)   No amounts of indemnity shall be payable as a result of any claim arising under Section 10.2(b) in respect of a misrepresentation or breach of warranty by NorthTech unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of US$50,000 in the aggregate, in which event the Indemnified Parties shall be entitled to seek indemnity from NorthTech for the full amount of such Losses.

(d)   No amounts of indemnity shall be payable as a result of any claim arising under Section 10.2(a) in respect of a misrepresentation or breach of warranty by the PRO Transferors if the aggregate amount of indemnity that has been duly paid in full in respect of all claims under Section 10.2(a) equals 10% of the aggregate Consideration issued by NorthTech to the PRO Transferors pursuant to Section 1.1(b).

10.3. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.2 will be asserted and resolved as follows:

     (a)     In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 10.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than PRO Transferors, NorthTech or any Affiliate of any PRO Transferors or NorthTech (a 'Third Party Claim'), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

     (b)     In the event any Indemnified Party should have a claim under Section 10.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 10.2.

     (c)     Any dispute submitted to arbitration pursuant to this Section 10.3 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the 'Board of Arbitration') selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in New York or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of

                                                                                                                                                                                                                                                                                                                   34

Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

     10.4 Exclusive Remedy. Each party's rights of indemnification contained in this Article 10 shall, from and after the Closing Date, be its sole and exclusive remedy for any Losses in connection with this Agreement and the transactions contemplated hereby (including Losses in connection with Third Party Claims), except for Losses arising from representations made with the knowledge that such representations were false at the time they were made or fraudulent acts or failures to act.

ARTICLE 11
TERMINATION

     11.1 Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing:

          (a)      by the mutual consent of the PRO Transferor Representative, the Investor Representative and NorthTech;

          (b)      by NorthTech or the PRO Transferor Representative, if the Closing has not taken place on or prior to the Outside Date, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement or breach of a representation or warranty contained in or made pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c)      by NorthTech or the PRO Transferor Representative, if any court or Governmental Authority of competent jurisdiction in the United States or any other material foreign jurisdiction shall have issued an Order, or taken any other action, permanently prohibiting the transactions contemplated by this Agreement, and such Order, or other action, shall have become final and non-appealable; or

          (d)      by either NorthTech or the PRO Transferor Representative if there has been a material breach by (i) any of PRO Transferors, the PRO Transferor Representative or Platinum, in the case of termination by NorthTech, or (ii) NorthTech in the case of termination by the PRO Transferor Representative, of any of the representations, warranties, covenants or agreements made by such person in this Agreement, which would permit such other person or persons not to consummate the transactions contemplated by this Agreement, following written notice from the terminating party and the failure to cure any such material breach by the breaching party within 30 days of receipt of such notice.

          (e)      In the event of termination of the Agreement pursuant to this Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of this Section 11.1 and of Section 11.1 shall survive the termination of this Agreement.

                                                                                                                                                                                                                                                                                                                                                                                                                         35

ARTICLE 12
[RESERVED]

ARTICLE 13
MISCELLANEOUS

     13.1 Expenses. Except as expressly set forth in Section 10.2, regardless of whether the Closing occurs, each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement ('Transaction Expenses'), including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that the PRO Transferors shall pay all fees, commissions and expenses of Imperium Partners Group L.L.C. incurred in connection with the transactions contemplated by this Agreement, and shall reimburse NorthTech for all reasonable due diligence, audit and legal costs, in any case up to a maximum of $65,000 in the aggregate for both Imperium and NorthTech, associated with this Agreement; and if the Closing is consummated, except as otherwise expressly provided herein, all Transaction Expenses of NorthTech attributable to the period prior to and ending at the Closing, other than those out-of-pocket expenses actually paid prior to the Closing, shall be deemed liabilities of Platinum as of the Closing.

     13.2 Further Assurances. Subject to Section 13.1 hereof, from time to time prior to, at and after the Closing Date, without the payment of any additional consideration and at NorthTech' expense, each party hereto will execute all such instruments and take all such actions as the other parties shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

     13.3 Notices. Notices and other communications provided for herein shall be in writing (which shall include notice by facsimile transmission) and shall be delivered or mailed (or if by graphic scanning or other facsimile communications equipment of the sending party hereto, delivered by such equipment), addressed as follows:

      If to any PRO Transferor, the PRO Transferor Representative or (prior to the Closing only) Platinum:

John T. Jaeger
Platinum IP Management, Inc.
2828 Routh Street, 5th Floor
Dallas, Texas 75201
Fax No. (214) 849-9880

with a copy to:	Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
Attention: Scot O'Brien, Esq.
Fax No. (214) 922-4144

If to NorthTech:	NorthTech Corporation
1917 West 4th Avenue, Suite 421
Vancouver B.C. V6J 1M7
Attention: Cecelia Pineda
Fax No.: (604) 689-4087

with a copy to:	Venture Law Corporation
688 West Hastings Street, Suite 618
Vancouver, British Columbia, V6B 1P1
Attention: Alixe B. Cormick

                                                                                                                                                                                                                                                                                                                                                                                                                         36

Fax No.: (604) 659-9188

If to Investors:	Steve Drayton, Investor Representative
c/o EuroHelvetia Co SA
World Trade Centre
10 Route De L'Aeroporte, Box 691
1215 Geneva 15, Switzerland
Attention: Steve Drayton
Fax No.: (011) 41-22-799-0801

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given, when delivered if delivered by hand, when transmission confirmation is received if telecopied, 3 Business Days after mailing if mailed, and 1 Business Day after deposit with an overnight courier service if delivered by overnight courier. Notwithstanding the foregoing, if a notice or other communication is actually received after 5:00 p.m. at the recipient's designated address, such notice or other communication shall be deemed to have been given the later of (i) the next Business Day or (ii) the Business Day on which such notice or other communication is deemed to have been given pursuant to the immediately preceding sentence.

     13.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any PRO Transferor or the PRO Transferor Representative, on the one hand, or NorthTech, on the other hand, without the prior written consent of the other. Any assignment in violation of this Agreement shall be null and void ab initio.

     13.5 Construction.

          (a)      Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words 'hereof,' 'herein,' 'hereunder' and other similar words refer to this Agreement as a whole, (iii) Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of, Schedules to and Exhibits to this

Agreement, and (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders.

          (b)      The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          (c)      All references to 'days' shall be to calendar days unless Business Days are specified.

          (d)      Unless the context otherwise requires, (i) 'or' is not exclusive and (ii) 'including' means 'including but not limited to' and 'including without limitation'.

          (e)      The phrases 'date of this Agreement' and 'date hereof' and any other phrases of similar import shall mean October ____, 2006 (it being understood that, with respect to representations and warranties made as of the 'date of this Agreement' or as of the 'date hereof', the date or time which such representations and warranties are made or deemed to have been made or as of which the accuracy or inaccuracy thereof is measured or determined shall not alter the October ___, 2006 date as of which any such representations or warranties speak).

          (f)      The terms 'it,' 'its' and 'itself' shall, as the context requires, be deemed to include 'he,' 'him,' 'his,' 'himself,' 'she,' 'her,' 'hers' and 'herself.'

     13.6 Law Governing. THIS AGREEMENT IS INTENDED AS A CONTRACT UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF DELAWARE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE

                                                                                                                                                                                                                                                                                                                                                                                                                         37

EXTENT SUCH PRINCIPLES WOULD PERMIT OR REQUIRE THE APPLICATION OF LAW OF ANY OTHER JURISDICTION), INCLUDING WITHOUT LIMITATION AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY, ENFORCEABILITY AND PERFORMANCE.

     13.7 Waiver of Provisions. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party hereto waiving compliance. The failure of any party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party hereto of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     13.8 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

     13.9 Entire Agreement. This Agreement (including the Disclosure Letter and Exhibits hereto), the Ancillary Agreements and the Non-Disclosure Letter constitute the entire agreement among the parties relating to the subject matter hereof and thereof, and supersede and cancel any and all prior agreements among them, relating to the subject matter hereof and thereof and may not be amended or modified except by a written agreement signed by each party hereto.

     13.10 Submission to Jurisdiction; Waivers.

          (a)      Each party to this Agreement hereby irrevocably and unconditionally:

(i)      agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or any Ancillary Agreement may be instituted, and that any suit, action, or proceeding by it against any other party with respect to this Agreement or any Ancillary Agreement shall be instituted, exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (and appellate courts therefrom) as the party instituting such suit, action or proceeding may in its sole discretion elect, (y) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and (z) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(ii)      agrees that service of all writs, process and summonses in any suit, action or proceeding may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to Platinum, NorthTech, PRO Transferors or the PRO Transferor Representative, as the case may be, at the addresses for notices pursuant to Section 13.3 hereof (with copies to such other Persons as specified therein), such service to become effective 15 days after such mailing; provided, that nothing contained in this Section 13.10(a)(ii) shall affect the right of Platinum, NorthTech, PRO Transferors or the PRO Transferor Representative, as the case may be, to serve process in any other manner permitted by law;

(iii)      (x) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement brought in the court specified in Section 13.10(a)(i), (y) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (z) agrees not to plead or claim either of the foregoing; and

(iv)      WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

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     13.11 No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than Indemnified Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     13.12 No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

     13.13 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (i) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (ii) without limitation of clause (i), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (iii) without limitation of clause (i) or (ii), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof. Without limitation of the preceding sentence, (A) it is the intent of the parties hereto that, in the event that in any court proceeding, such court determines that any provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction to any extent, such court shall have the power to, and shall, (1) modify such provision (including by limiting the Persons against whom, or the circumstances under which, such provision shall be effective in such jurisdiction) for purposes of such proceeding to the minimum extent necessary so that such provision, as so modified, may then be enforced in such proceeding and (2) enforce such provision, as so modified pursuant to clause (1), in such proceeding and (B) upon any determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 13.13 is intended to, or shall, (x) limit the ability of any party hereto to appeal any court ruling or the effect of any favorable ruling on appeal or (y) limit the intended effect of Section 13.6 or 13.10.

     13.14 PRO Transferor Representative.

          (a)      PRO Transferors hereby authorize and direct the PRO Transferor Representative to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the PRO Transferor Representative hereunder in connection with the transactions contemplated hereby and to exercise such rights, power and authority as are incidental thereto. Execution of this Agreement by PRO Transferors shall constitute ratification by PRO Transferors of the appointment of the PRO Transferor Representative in accordance herewith and agreement to be bound by the actions of the PRO Transferor Representative taken hereunder.

          (b)      Subject to the provisions of this Section 13.14(b), the PRO Transferor Representative shall serve as such from the date hereof until the earlier of his removal or the completion of his obligations hereunder. The parties hereto acknowledge and agree that, as to all matters arising under this Agreement, the PRO Transferor Representative shall act for and on behalf of PRO Transferors. When this Agreement provides that a determination or any other action or event is conclusive and binding upon PRO Transferors, such determination, action or event of the PRO Transferor Representative shall be conclusive and binding

                                                                                                                                                                                                                                                                                                                                                                                                                         39

upon PRO Transferors. In addition, the PRO Transferor Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 13.14, including, at the expense of PRO Transferors, to retain attorneys, accountants and other advisors to assist him in the performance of his duties hereunder. In the event that the Person who is acting as the PRO Transferor Representative is terminated by PRO Transferors, his successor shall be appointed by PRO Transferor in accordance with this Section 13.14. Upon the resignation of any PRO Transferor Representative, a successor PRO Transferor Representative (and, if necessary, further successor PRO Transferor Representatives), shall be appointed by the PRO Transferor Representative or in the event of his death, or his failure to so appoint a successor by the other PRO Transferors. Any successor to a PRO Transferor Representative shall for purposes of this Agreement be deemed to be, for the time of the appointment thereof, a PRO Transferor Representative and from and after such time, the term 'PRO Transferor Representative' as used herein shall be deemed to refer to any successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

          (c)      PRO Transferors agree that the provisions set forth in this Section 13.14 shall in no way impose any obligations on NorthTech other than those explicitly set forth in this Agreement. In particular, notwithstanding in any case any notice received by NorthTech to the contrary, and NorthTech shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions and determinations of the PRO Transferor Representative and (ii) to assume that all actions, decisions and determinations of the PRO Transferor Representative are fully authorized and binding upon the PRO Transferor Representative and PRO Transferors.

          (d)      Each PRO Transferor further agrees that PRO Transferor Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his gross negligence or willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or any Ancillary Agreement or document believed by him to be authorized has been authorized to do so. The PRO Transferor Representative shall not be liable for any act done or omitted hereunder as PRO Transferor Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted by pursuant to the advice of counsel shall be conclusive evidence of such good faith. The PRO Transferors shall severally indemnify the PRO Transferor Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such PRO Transferor Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (e)      The PRO Transferor Representative shall act without any compensation. Notwithstanding the foregoing, the PRO Transferor Representative shall be promptly reimbursed by the PRO Transferors for all out-of-pocket expenses incurred by him in his capacity of PRO Transferor Representatives.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PLATINUM RESEARCH ORGANIZATION, L.P.

By: Platinum IP Management, Inc.
Its: General Partner

/s/ John T. Jaeger, Jr.

By:__________________________________
Name: John T. (Cork) Jaeger, Jr.
Title: Chief Executive Officer

PLATINUM IP MANAGEMENT, INC.

/s/ John T. Jaeger, Jr.

By:__________________________________
Name: John T. (Cork) Jaeger, Jr.
Title: Chief Executive Officer

/s/ John T. Jaeger, Jr.

                                                                                                                                          John T. (Cork) Jaeger, in his capacity as PRO Transferor
                                                                                                        Representative

                                                                                                                                       LUBRICATION PARTNERS,
                                                                                                                                       a joint venture

                                                                                                                                                                By: Lubrication Partners, L.P.
                                                                                                                        Its: Managing Venturer

                                                                                                                                                               By: EFO GenPar, Inc.
                                                                                                                       Its: General Partner

                                                                                                                        /s/ Larry Wallace

                                                                                                                                                               By:________________________________________
                                                                                                                                                                                Name: Larry Wallace
                                                                                                                                     Its: President

                           LUBRICATION PARTNERS, L.P.,
                    a Texas limited partnership

                                                                                                                                                                 By: EFO GenPar, Inc.
                                                                                                                         Its: General Partner

                                                                                                                        /s/ Larry Wallace

                                                                                                                                                                By:______________________________________
                                                                                                                                                                                   Name: Larry Wallace
                                                                                                                                       Its: President

                                                                                                                                                                                                                                                                                                                                                                                                                         41

                                                                                                                          NORTHTECH CORPORATION

                                                                                                                                                /s/ Cecelia Pineda

                                                                                                                                               By:_______________________________________
                                                                                                                                                          Name: Cecelia Pineda
                                                                                                                                                          Title: President and CEO

                                                                                                                                           /s/ Steve Drayton

                                                                                                                                                                                       ___________________________________________________
                                                                                                                                                                                         Steve Drayton, in his capacity as Investor Representative

                                                                                                                                                                                                                                                                                                                                                                                                                         42

EXHIBIT A

     1. For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the following meanings:

  'Acquisition Proposal' shall be defined as set forth in Section 6.11.
  'Affiliate' means, as to any specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For the purposes of this definition, 'control' means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No PRO Transferor shall be deemed to be an Affiliate of each other solely by virtue of its ownership interest in a Company.
  'Agreement' shall be defined as set forth in the Recitals.
  'Ancillary Agreements' means the Release Agreements, the Assignment and Assumption Agreements, and the Ancillary Instruments executed and delivered as contemplated hereby.
  'Ancillary Instruments' means all schedules or certificates delivered pursuant to this Agreement.
  'Assignment and Assumption Agreement' means an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.
  'Audited Financial Statements' shall be defined as set forth in Section 3.5(a).
  'Bridge Loan' shall be defined as set forth in Section 6.21.
  'Business' shall mean the business of Platinum as currently conducted and as conducted on the Closing Date including, without limitation, the design and commercialization of high performance lubricants and coatings.
  'Business Day' means any day except Saturday, Sunday or any other day on which commercial banks in Dallas, Texas, are authorized or required by Law to remain closed.
  'Certificate of Designation' shall mean that certain Certificate of Designation Series 'A' Convertible Preferred Stock of NorthTech Corporation to be filed with shall be filed with the Nevada Secretary of State on or before the Closing Date, a copy of which is attached as Exhibit F to this Agreement.
  'Closing' shall be defined as set forth in Section 1.2.
  'Closing Certificate' shall be defined as set forth in Section 8.1(a)(iii).
  'Closing Date' shall be defined as set forth in Section 1.2.
  'Closing Shares' shall be defined as set forth in Section 1.1(b)(iii).
  'Closing Share Price' shall mean the price per share of NorthTech Common Stock determined based on the average bid ask price on the trading day immediately preceding the date of this Agreement.
  'COBRA' shall be defined as set forth in Section 3.10(e).
  'Code' means the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder.

                                                                                                                                                                                                                                                                                                                                                                                                                         43

  'Consideration' shall be defined as set forth in Section 1.1(b).
  'Confidential Information' shall be defined as set forth in Section 6.13(a).
  'Consents' shall be defined as set forth in Section 6.9.
  'Contracts' means all written and oral contracts and all other legally binding agreements, commitments, understandings and undertakings to which Platinum is a party or by which Platinum or any of their assets are bound.
  'Copyrights' means all original works of authorship or any part thereof which are within the scope of the copyright Laws of the United States or treaties to which the United States is a party, including all copyrights, copyrightable works and mask works, including all rights of authorship, use, publication, merchandising, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and mask works, and all rights to register and obtain renewals and extensions of Copyrights, together with all other interests accruing by reason of international copyright and mask work conventions.
  'Copyright Office' shall be defined as set forth in Section 3.16(b).
  'Disclosure Letter' means the Disclosure Letter, dated the date of the Agreement, delivered to NorthTech.
  'Dollar' or '$' means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.
  'Employee Benefit Plan' means any 'employee benefit plan' as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof) of Platinum or Platinum's Subsidiaries, which are now or have been maintained by Platinum or Platinum's Subsidiaries, or under which Platinum or Platinum's Subsidiaries has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.
  'Environmental Law' means any and all applicable federal, state or local directive, statute, law, rule, regulation, ordinance, or rule of common law in effect and any judicial or administrative decisions, including any judicial or administrative order, consent decree or judgment, relating to the control of any pollutant or hazardous material, the protection of the environment or the effect of the environment on human health, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act, as amended, U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1252 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f et seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. Sections 1801 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Sections 136 et seq.; the Occupational Safety and Health Act, as amended, 20 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Sections 11001 et seq.
  'Environmental Permits' means any license, permit, order, consent, approval, registration, authorization, qualification or filing required under any Environmental Law.

                                                                                                                                                                                                                                                                                                                                                                                                                         44

  'ERISA' means the Employee Retirement Income Security Act of 1974, as amended.
  'Financial Statements' shall be defined as set forth in Section 3.5(a).
  'Form 10QSB' shall be defined as set forth in Section 4.9(a).
  'GP Transferor' shall be defined as set forth in the Recitals.
  'GAAP' shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis used by Platinum in connection with the preparation of the Financial Statements.
  'Governmental Authority' means any government, any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body.
  'Governmental Authorization' means any approval, consent, license, permit, Order, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law, including the lapse of any waiting period thereunder.
  'GP Transferor' shall be defined as set forth in the Recitals.
  'Hazardous Material' means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as 'hazardous,' 'toxic,' 'pollutant,' 'contaminant,' 'radioactive,' or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.
  'Income Tax Return' shall mean any Tax Return relating to Income Taxes.
  'Income Taxes' shall mean any Taxes in the nature of income or franchise taxes.
  'Indebtedness' of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable, amounts payable under license agreements and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all factoring or similar arrangements; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
  'Insurance Policies' shall be defined as set forth in Section 3.17.

'Intellectual Property' means all intellectual property rights and related priority rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (i) Trademarks; (ii) Copyrights; (iii) discoveries, concepts, ideas, research and development,

                                                                                                                                                                                                                                                                                                                                                                                                                         45

  know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of Platinum and Platinum's Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights, and (iv) all Software.
  'Investor Warrants' shall be defined as set forth in Section 4.3(b).
  'IRS' means the Internal Revenue Service.
  'Knowledge' (or words of similar import) means the actual conscious awareness of any fact after inquiry by the officers of a Person, of those within such Person's organization who may have actual knowledge of such fact, assuming such inquiry was conducted in a manner consistent with that of a reasonably prudent person holding a position or positions similar to the positions held by such officer's of such Person.
  'Laws' means all laws, constitutions, statutes (including without limitation the Securities Act and Securities Exchange Act), directives, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, Orders, decisions, ruling or awards, consent orders, consent decrees and policies of any Governmental Authority, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.
  'Leased Real Property' means all interests leased pursuant to the Real Property Leases.
  'Legal Expenses' means the fees, costs and expenses of any kind incurred by any Person indemnified under Articles 8 and 10 and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.
  'Liability' means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
  'License Agreement' shall be defined as set forth in Section 3.9(a)(xiv).
  'Lien' means any lien (including any Tax lien), pledge, mortgage, security interest, restriction, encroachment, charge, conditional sales or other title or interest retention agreement, easement, license, option, right of first refusal, claim, defect in title or encumbrance of any kind whatsoever.
  'Limited Partner' shall be defined as set forth in the Recitals.
bbb..	'Lock-Up Agreement' shall mean that certain Voting Agreement to be entered into at the Closing by NorthTech, Lubrication Partners, L.P. and Lubrication Partners, a joint venture, a form of which is set forth on Exhibit H to this Agreement.
ccc..	'Losses' means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto (whether or not resulting from a Third-Party Claim) (including, without limitation, Legal Expenses).
ddd..	'Material Adverse Effect' means any circumstances, state of facts or matters, change, event, occurrence, action or omission that have or result, or may reasonably be expected to have or result, in a material adverse effect on the: (a) business, properties, assets, liabilities, affairs, prospects, condition (financial or otherwise) or results of operations of a Person; or (b) ability of a Person to perform its obligations under this Agreement or any Ancillary Agreement.

                                                                                                                                                                                                                                                                                                                                                                                                                         46

eee.	'Material Contracts' shall be defined as set forth in Section 3.9(a).
fff.	'NorthTech' shall be defined as set forth in the Recitals.
ggg.	'NorthTech Common Stock' shall mean shares of common stock, no par value per share, of NorthTech.
hhh.	'NorthTech' SEC Documents' shall be defined as set forth in Section 4.9(a).
iii.	'Order' means any preliminary or permanent injunction, judgment or other order or decree of a Governmental Authority of competent jurisdiction.
jjj.	'Outside Date' shall mean December 15, 2006.
kkk.	'Owned Real Property' means the real property owned by Platinum, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto or owned by Platinum and located on Leased Real Property and all easements, licenses, rights and appurtenances relating to the foregoing.
lll.	'Partnership Interests' shall be defined as set forth in the Recitals.
mmm.	'Patent Rights' means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.
nnn.	'Permits' means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required to be made with all applicable Governmental Authorities or required under all applicable Laws of the U.S. (federal, state or local) or any other jurisdiction.
ooo.	'Permitted Liens' means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings and as to which reserves have been established on the Financial Statements reflecting the full amount of such contested Taxes, (ii) Liens arising or resulting from any action taken by NorthTech or any of their Affiliates, (iii) Liens to the extent created by this Agreement, and (iv) Liens under lines of credit and borrowings disclosed in the Disclosure Letter; provided that Liens described in this clause (iv) other than the Liens granted to the Seattle City Employees' Retirement System are terminated on or prior to the Closing Date.
ppp.	'Person' means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, Governmental Authority or any agency or political subdivision thereof or other entity.
qqq.	'Platinum's Subsidiaries' means the Subsidiaries set forth in Section 3.2 of the Disclosure Letter.
rrr.	'Preferred Shares' shall be defined as set forth in Section 1.1(b).
sss.	'Prime Rate' means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City.

                                                                                                                                                                                                                                                                                                                                                                                                                         47

ttt.	'PTO' shall be defined as set forth in Section 3.16(b).
uuu.	'Real Property' means the Owned Real Property and the Leased Real Property.
vvv.	'Real Property Laws' shall be defined as set forth in Section 3.14(f).
www.	'Real Property Leases' means all leases, subleases, licenses and other occupancy agreements, and all amendments, modifications or supplements thereto or renewals thereof, relating to any real property and to which Platinum is a party or pursuant to which Platinum uses or occupies any real property.
xxx.	'Registration Rights Agreement' shall mean that certain Registration Rights Agreement to be entered into at the Closing by NorthTech and the Investors, a form of which is set forth on Exhibit E to this Agreement.
yyy.	'Related Party' means, with respect to Platinum, any PRO Transferor, any Affiliate of such PRO Transferor, any officer or director of such PRO Transferor, the other Company, each Subsidiary of the other Company and any of their respective Affiliates and any relative of any of the foregoing.
zzz.	'Related Party Debt' shall be defined as set forth in Section 6.14.
aaaa.	'Release' means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
bbbb.	'Release Agreement' means a Release Agreement in substantially the form attached hereto as Exhibit C.
cccc.	'Remedial Action' means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.
dddd.	'Restricted Securities' shall be defined as set forth in Section 6.16(a).
eeee.	'SEC' means the U.S. Securities and Exchange Commission.
ffff.	'Securities Act' means the U.S. Securities Act of 1933, as amended from time to time and in effect, and the rules, regulations and interpretations thereunder.
gggg.	'Securities Exchange Act' means the U.S. Securities Exchange Act of 1934, as amended from time to time and in effect, and the rules, regulations and interpretations thereunder.
hhhh.	'PRO Transferor' shall be defined as set forth in the Recitals.
iiii.	'PRO Transferor Representative' shall be defined as set forth in the Recitals.
jjjj.	'PRO Transferors' shall be defined as set forth in the Recitals.
kkkk.	'Software' means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

                                                                                                                                                                                                                                                                                                                                                                                                                         48

llll.	'Subsidiary' means, with respect to any specified Person, any other corporation, partnership, joint venture, association or other entity in respect of which such specified Person directly, or indirectly through one or more other Subsidiaries, either (i) owns not less than 50% of the overall economic equity or (ii) has the power to elect at least 50% of the board of directors (or individuals serving a function similar to that of a board of directors of a corporation).
mmmm.	'Tax Return' means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
nnnn.	'Taxes' means all (i) taxes, assessments, duties, levies, fees and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, alternative minimum, employment, social security (or similar), value added, rent, excise, occupancy, licensing, sales, use, transfer, ad valorem, intangibles, gross receipts, personal property, real property, environmental (including taxes under Code section 59A), franchise, doing business, withholding, payroll, stamp and capital), of the United States (federal, state or local) or other applicable jurisdiction, whether or not disputed, (ii) interest thereon, penalties, fines, additions to tax or additional amounts with respect to items described in clause (i), and any interest in respect of any such penalties, fines, additions or additional amounts and (iii) liability in respect of any items described in clauses (i) or (ii) payable as a successor, by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
oooo.	'Third-Party Claim' shall be defined as set forth in Section10.3(b).
pppp.	'Trademarks' means any marks, names, symbols or devices used by a Person to identify itself or its products or services, whether or not registered, including trademarks (including trade dress and product configurations), registered trademarks (including trade dress and product configurations), applications for registration of trademarks (including trade dress and product configurations), service marks, registered service marks, applications for registration of service marks, business names, trade names, registered trade names and applications for registration of service marks, business names, trade names, registered trade names and applications for registration of trade names, domain names, registered domain names and applications for registration of domain names and any and all goodwill associated with the foregoing.
qqqq.	'Transaction Expenses' shall be defined as set forth in Section 13.1.
rrrr.	'Transfer' shall be defined as set forth in Section 6.16(a).
ssss.	'Voting Agreement' shall mean that certain Voting Agreement to be entered into at the Closing by NorthTech, Lubrication Partners, L.P. and Lubrication Partners, a joint venture, a form of which is set forth on Exhibit G to this Agreement.
tttt.	'Year End Financials' shall be defined as set forth in Section 6.15.

                                                                                                                                                                                                                                                                                                                                                                                                                         49

Exhibit B

to

Contribution Agreement

Form of
Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION OF GENERAL PARTNERSHIP INTEREST

     For value received, Lubrication Partners, a joint venture (the 'Assignor') and sole shareholder of Platinum IP Management, Inc., a Texas company and sole general partner of Platinum Research Organization L.P., a Texas limited partnership (the 'Company'), hereby sells, assigns and transfers unto NorthTech Corporation, a Nevada company (the 'Assignee'), 100% of the partnership interests in and to the Company, standing in the name of the Assignor on the books of the Company (the 'Interest'). The Assignor does hereby irrevocably constitute and appoint the Company as its attorney to transfer the Interest on the books of the Company with full power of substitution in the premises.

     Assignee hereby accepts the assignment and transfer of the Interest and, in consideration of the assignment and transfer of the Interest, assumes all obligations, liabilities and duties of the Assignor as a general partner of the Company.

Dated: , 2006	Lubrication Partners, a joint venture

By.
Its:

Dated: , 2006	NorthTech Corporation

By: Cecelia Pineda
Its: President, Chief Executive Officer, Secretary, Treasurer, & Chief Financial Officer

                                                                                                                                                                                                                                                                                                                                                                                                                         50

ASSIGNMENT AND ASSUMPTION OF LIMITED PARTNERSHIP INTEREST

     For value received,                                           (the 'Assignor'), hereby sells, assigns and transfers unto NorthTech Corporation, a Nevada incorporated company (the 'Assignee'), 100% of the limited partnership interests beneficially held and owned by Assignor in and to Platinum Research Organization, L.P., a Texas limited partnership (the 'Company'), standing in the name of the Assignor on the books of the Company (the 'Partnership Interest'). The Assignor does hereby irrevocably constitute and appoint the Company as its attorney to transfer the Partnership Interest on the books of the Company with full power of substitution in the premises.

     Assignee hereby accepts the assignment and transfer of the Partnership Interest and, in consideration of the assignment and transfer of the Partnership Interest, assumes all obligations, liabilities and duties of the Assignor as a limited partner of the Company which arise from and after the date hereof.

Dated: , 2006	[Assignor]

By: _______________________________________________
Its: _______________________________________________

Dated: , 2006	NorthTech Corporation

By: Cecelia Pineda
Its: President, Chief Executive Officer, Secretary, Treasurer, & Chief Financial Officer

                                                                                                                                                                                                                                                                                                                                                                                                                         51

Exhibit C

to

Contribution Agreement

Form of
Release

RELEASE AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                   ('Releaser'), for himself, his successors and assigns, hereby releases, acquits and forever discharges Platinum Research Organization L.P., a Texas limited partnership, ('Platinum'), and its officers, directors, limited partners, general partners, agents, successors and assigns (collectively, the 'Released Parties'), of and from any and all claims, demands obligations, interests, suits, actions or causes of action, at law or in equity, whether arising by contract, statute, common law or otherwise, both direct and indirect, of whatsoever kind or nature (collectively, 'Claims'), which relate to Releaser's past or present, direct or indirect, ownership of any partnership interests in Platinum, Releaser's employment with Platinum, Releaser's relationship with Platinum, or in any way relating to Releaser's rights as a present or former partner of Platinum prior to the date hereof; provided, however, that the foregoing shall not constitute a release of Releaser's rights (i) arising out of or in connection with any action or event occurring after the date hereof, (ii) with respect to earned, but unpaid, compensation, commissions, vacation, or vested benefits under retirement plans, or (iii) with respect to the Releaser's rights under the Contribution Agreement dated as of _______, 2006, among the Releaser, Platinum, the PRO Transferors named therein, NorthTech Corporation and John T. Jaeger, Jr. as the PRO Transferors Representative (the 'Purchase Agreement') or the Ancillary Agreements (as defined in the Purchase Agreement.)

______________________________________________
Dated: , 2006	[RELEASOR]

                                                                                                                                                                                                                                                                                                                                                                                                                         52

Exhibit D

to

Contribution Agreement

Allocation of Closing Shares

Investors                                                          Shares

Stabilham Business Services                             555,556 Preferred Shares

Bank Sal Oppenheim Jr. & Cie                        555,556 Preferred Shares

Hypo Alpe-Adria-Bank (Liechenstein) AG       972,222 Preferred Shares

Epsom Investment Services, NV                       972,222 Preferred Shares

JTE Finance AG                                               972,222 Preferred Shares

Jadry Financial Corp, Inc.                                 972,222 Preferred Shares

Total Preferred Shares                                     5,000,000 Preferred Shares

Investa Corporation                                         2,500,000 Investor Warrants

PRO Transferors                                            Shares

Lubrication Partners, L.P.                                 41,305,000 Common Shares

Lubrication Partners, a joint venture                  13,145,000 Common Shares

Platinum IP Management, Inc.                                550,000 Common Shares

Total Common Shares                                       55,000,000 Common Shares

                                                                                                                                                                                                                                                                                                                                                                                                                         53

Exhibit E

to

Contribution Agreement

                                                                                                                                                     Form of
                                                                                                                                    Registration Rights Agreement

                                                                                                                                                                                                                                                                                                                                                                                                                         54

Exhibit F

to

Contribution Agreement

Form of
Certificate of Designation

                                                                                                                                                                                                                                                                                                                                                                                                                         55

Exhibit G

to

Contribution Agreement

                                                                                                                                                    Form of
                                                                                                                                           Voting Agreement

                                                                                                                                                                                                                                                                                                                                                                                                                         56

Exhibit H

to

Contribution Agreement

                                                                                                                                                    Form of
                                                                                                                                           Lock-Up Agreement

                                                                                                                                                                                                                                                                                                                  57